OFFICE OF THE COMPTROLLER OF THE CURRENCY
Washington, D.C. 20219

FORM 10-K

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM: N/A TO: N/A

OCC Charter Number: 24442
1ST CENTURY BANK, NATIONAL ASSOCIATION
(Name of registrant as specified in its charter)

UNITED STATES	20-0356618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1875 Century Park East, Suite 1400
Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(310) 270-9500
Securities Registered pursuant to Section 12(b) of the Act:	None
Securities Registered pursuant to Section 12(g) of the Act :	None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
Yes   ☐   No   ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes   ☐   No   ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes   ☒   No   ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).  Yes ☐No ☒

The aggregate market value of common stock held by non-affiliates of the registrant computed by reference to the price at which the common equity was last sold or the average bid and asked price of such common equity as of the last business day of the registrant’s most recently completed second fiscal quarter (June 30, 2006) was approximately $86.6 million. The number of shares of common stock of the registrant outstanding as of March 15, 2007, was 9,791,222.

DOCUMENTS INCORPORATED BY REFERENCE
The Definitive Proxy Statement for the Annual Meeting of Stockholders, which will be filed within 120 days of the fiscal year ended December 31, 2006, is incorporated by reference into Part III of this Form 10-K.

PART I

Item 1.	Business

Overview

1st Century Bank, National Association, (“Bank”) is a full service commercial bank headquartered in the Century City area of Los Angeles, California. Our primary focus is relationship banking to family and closely held middle market businesses, professional service firms, high net worth individuals, real estate investors and entrepreneurs. We also provide a wide range of banking services to meet the financial needs of the local residential community, with an orientation primarily directed toward owners and employees of our business client base.

We were organized as a national banking association on October 27, 2003 and we opened for business on March 1, 2004.  A two-for-one stock split was completed on February 28, 2005. On August 15, 2005, we conducted the final closing of our secondary public offering of common stock where we raised $35.2 million in the offering on the sale of 4,399,613 shares.

We are based in the heart of West Los Angeles at 1875 Century Park East, Los Angeles, California 90067. Century City was chosen as our headquarters due to the area’s superior economic and business characteristics and prominence as an area of highly successful businesses and business professionals. Our founders and directors represent over one hundred leading business executives and professionals in many industries with extensive personal contacts, and business, professional and community relationships throughout the Los Angeles area. Our strategy is to access the network of personal, business and professional relationships of our founders, directors, and initial shareholders by providing banking products and services with a high level of personal service. Our management team brings together a wealth of experience with complementary skills necessary to build and grow a superior financial institution from these relationships.

Our Market Area

The general market area we serve is loosely defined as La Cienega Boulevard on the east, the Santa Monica Mountains on the north, the Pacific Ocean on the west and the Los Angeles International Airport on the south.  This is a highly diversified market with most businesses operating in the service industry. Other major employers are government, manufacturing and the retail trade.  No one industry represents over 20% of total employment.  According to the Los Angeles Economic Development Corporation, the average annual wages of the West Los Angeles area was $64,000 in 2001 exceeding all other regions of Los Angeles County and far exceeding the County average of $42,000. Smaller firms dominate this market with 96% having less than 50 employees.

The micro-economic market of Century City, where the Bank is based, is much more concentrated.  Of the nearly 2,400 businesses located in the one square mile area, 850 (35%) are legal services firms, representing 4,500 attorneys. Other industries heavily represented in Century City include entertainment, financial services, real estate investment and accounting/business management.

Our Target Customers

The initial target market for our products and services is those middle market business and professional firms with basic borrowing needs between $250,000 and $5,000,000 and/or with the need for non-credit services, including operating account services and cash management needs. Loans in excess of our borrowing limits to one customer or related entities are participated out to other financial institutions as a way of accommodating customers with higher borrowing needs. Our market territory is characterized by a sizeable number of small businesses in proportion to the number of large employers. Service firms, merchandising, distribution and support industries make up the vast majority of firms and the employment base. Within the professional services markets, we have made loans to and attracted deposits from law firms, medical practices and individual physicians, business management and accounting firms, real estate professionals, managers and investors and other family and closely held corporations. We also supply credit and depository services to meet the personal needs of their principals, families and employees.

We develop business through personalized and direct marketing programs, utilizing experienced banking officers. We rely greatly on our ability to access our investor and founder base, along with referrals from satisfied clients. In addition, we have a very strong commitment to civic, community and business groups important to our client base.

Our Products and Services

Our goal is to deliver the most responsive and adaptive depository and lending products and services to our clientele.  While we will endeavor to maintain maximum flexibility with regards to structure, pricing and terms, our product offerings will be along the following lines:

Loans

•	Business and personal lines of credit and term loans;

•	Tenant improvement and equipment financing;

•	Bridge and/or specific purpose loans;

•	Commercial, industrial and multi-family real estate lending;

•	Personal home equity loans and lines of credit; and

•	Credit cards for business and personal use.

Deposits

•	Business checking, money market and certificates of deposit;

•	Personal checking, money market and certificates of deposits;

•	Attorney-Client trust accounts;

•	Trust accounts;

•	Cash management and on-line banking; and

•	Debit cards

Credit Quality

Our success will largely be dependent on the quality of our loan portfolio.  Accordingly, we seek borrowers with the highest reputation and integrity.  Key objectives of our loan policy are:

•	Extension of credit based on demonstrated cash flow and a balance sheet sufficient to support the credit;

•	Development of desirable customer and community relationships based on mutual understanding, respect and integrity;

•	Prudent monitoring of financial and collateral performance to ensure ongoing relationship viability;

•	Maintenance of a balanced and profitable loan portfolio, which contributes to our continued growth and profitability;

•	Aggressive solicitation of all business where the relationship would be mutually rewarding; and

•	Extension of credit products consistent with all laws and regulations and with a high sense of integrity.

Our board establishes lending policies to ensure the above objectives are met.  The board has intentionally kept approval authorities low to assure a high level of review on any credit consideration.

The Officers’ Loan Committee consists of two senior officers.  The Executive Vice President/Chief Credit Officer serves as Chairman of the committee and the President/Chief Operating Officer is the other member. The Committee has approval authority up to $1,000,000; however, with additional approval of the Chairman of the Directors’ Loan Committee (an outside Director) or another designated outside director on the committee, the approval authority limit is increased to $2,000,000.

The Directors’ Loan Committee consists of four outside board members and has approval authority up to $5,000,000.

The full Board of Directors has approval authority up to the legal lending limit, which was approximately $8.4 million at December 31, 2006.

Loan Review

We recognize that the proper monitoring of loans is essential for evaluating the quality of our loan portfolio and for ensuring that the allowance for loan and lease losses is adequate. We have established a loan grading system consisting of eight different categories (Grades 1 through 8). The first four grades reflect strong, good and satisfactory risk. The other four grades include Special Mention (criticized assets) and the classified assets categories of Substandard, Doubtful, and Loss.

The following describes grades 5 through 8 of our loan grading system:

•
Special Mention– Grade 5. Loan Assets categorized as “Special Mention” have potential weaknesses that deserve Management’s close attention. Borrower and Guarantor’s capacity to meet all financial obligations is marginally adequate or deteriorating;

•
Substandard– Grade 6. Loan Assets classified “Substandard” are inadequately protected by the paying capacity of the Borrower and/or collateral pledged. The Borrower or Guarantor is unwilling or unable to meet loan terms or loan covenants for the foreseeable future;

•
Doubtful– Grade 7. Loan Assets classified as “Doubtful” have all the weakness inherent in one classified as Substandard with the added characteristic that those weaknesses in place make the collection or liquidation in full, on the basis of current conditions, highly questionable and improbable; and

•
Loss– Grade 8. Loan Assets classified as “Loss” are considered uncollectible or no longer a bankable asset. This classification does not mean that the asset has absolutely no recoverable value. In fact, a certain salvage value is inherent in these loans. Nevertheless, it is not practical or desirable to defer writing off a portion or whole of a perceived asset even though partial recovery may be collected in the future.

It is the originating officer’s responsibility to grade each credit. However, the grade may be changed as the loan moves through the approval process. All loans that are graded Special Mention or worse require approval by the Officers’ Loan Committee up to $2,000,000, by Directors’ Loan Committee up to $3,000,000 ($5,000,000 for Special Mention), and by the full Board of Directors above $3,000,000 ($5,000,000 for Special Mention).

To further ensure proper risk grading of loans and administration of the loan portfolio, the Senior Vice President / Chief Risk Officer (who reports to the Audit Committee of the board) performs ongoing reviews of the quality of (i) the current administration of the loans, (ii) loans that require the attention of management, and (iii) the proper risk grade identification. The review assesses credit quality, compliance with internal policies, loan agreement covenants, laws and regulations, and documentation.

Concentrations/Customers

Approximately 39% of total loan commitments at December 31, 2006, consisted of real estate secured loans, including first and junior trust deeds on single family residential properties, undeveloped land, multi-family residential properties, commercial/industrial real estate, and construction-in-process. Of the total loans outstanding at December 31, 2006, there are 39 loans that have outstanding balances of $1,000,000 or more, which totals approximately $88.3 million or 68.9% of the total loan portfolio (some lending relationships will include more than one of these loans). Overall, the loan portfolio has grown from 158 facilities totaling approximately $86.1 million at December 31, 2005 to 208 facilities totaling approximately $128.0 million at December 31, 2006, excluding unplanned overdrafts. The average balance per loan has increased to $615,000 from $545,000 comparing December 31, 2006 to December 31, 2005.

Competitive Landscape

Banking services are provided by a variety of financial institutions, including commercial banks, savings associations, credit unions, finance companies, insurance companies, brokerage companies and a wide range of other financial intermediaries. Other financial providers deliver similar products and services, although commercial banks such as ours provide the widest range of business and professional banking services.

At December 31, 2006, we have one office located in Century City. Banking competition in the immediate area includes a four zip code area; 90024 (Westwood), 90025, 90064 (both West Los Angeles) and 90067 (Century City). We compete against several banks which have greater lending limits and a wider variety of products and services than we provide. We also compete against community banks for both loans and deposits. We also service customers beyond these four zip codes.

Economic Conditions, Government Policies, Legislation, and Regulation

Our profitability, like most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by us on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by us on our interest-earning assets, such as loans extended to our clients and securities held in our investment portfolio, comprises the major portion of our earnings. These rates are highly sensitive to many factors that are beyond our control, such as inflation, the rate of economic growth, employment levels, and the impact of future changes in domestic and foreign economic conditions that might have an impact on us cannot be predicted.

Our business is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System (“FRB”). The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on us of any future changes in monetary and fiscal policies cannot be predicted.

From time to time, legislation, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies, and other financial institutions and financial services providers are frequently made in the U.S. Congress, in the state legislatures, and before various regulatory agencies. This legislation may change banking statutes and our operating environment in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on our financial condition or results of operations. See the section titled, “Supervision and Regulation.”

Employees

Our executive management team includes Alan I. Rothenberg who serves as Chairman of the Board and Chief Executive Officer, Jason DiNapoli, who serves as President and Chief Operating Officer, and Donn Jakosky, who serves as Executive Vice President and Chief Credit Officer. We employed 34 full-time-equivalent employees as of December 31, 2006.  We believe that our employee relations are satisfactory.

Supervision and Regulation

General

We are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of our stockholders. Set forth below is a summary description of the material laws and regulations which relate to our operations. The description is qualified in its entirety by reference to the applicable laws and regulations.

The Bank

As a national banking association, we are subject to primary supervision, examination, and regulation by the Comptroller of the Currency. We are also subject to regulations of the Federal Deposit Insurance Corporation (“FDIC”), as administrator of the deposit insurance funds as well as certain regulations promulgated by the FRB.  If, as a result of an examination of our bank, the Comptroller should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of our operations are unsatisfactory or that we are violating or have violated any law or regulation, various remedies are available to the Comptroller. Such remedies include the power to enjoin “unsafe or unsound practices,” to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict our growth, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate our deposit insurance in the absence of action by the Comptroller and upon a finding that we are operating in an unsafe or unsound condition, are engaging in unsafe or unsound activities, or that our conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors.

Any changes in federal or state banking laws or the regulations of the banking agencies could have a material adverse impact on us, and our operations. For example, in January 2006, the federal banking agencies jointly issued proposed guidance for banks and thrifts with high and increasing concentrations of commercial real estate (“CRE”) construction and development loans. The implementation of these guidelines in final form could result in increased reserves and capital costs for banks and thrifts with “CRE concentration.” Our CRE portfolio as of December 31, 2006 would not meet the definition of CRE concentration as set forth in the proposed guidelines.

Bank Securities Registration

Our securities are registered with the Office of the Comptroller of the Currency (“OCC”), under the Securities Exchange Act of 1933, as amended and as adopted by the OCC (the “Securities Act”). As such, we are subject to the periodic reporting requirements of the Securities Act.

The Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses accounting oversight and corporate governance matters, including:

•	required executive certification of financial presentations;
•	increased requirements for the board audit committees and their members;
•	enhanced disclosure of controls and procedures and internal control over financial reporting;
•	enhanced controls on, and reporting of, insider trading;
•	increased penalties for financial crimes and forfeiture of executive bonuses in certain circumstances; and
•
the prohibition of accounting firms from providing various types of consulting services to public clients and requiring accounting firms to rotate partners among public client assignments every five years.

The legislation and its implementing regulations have resulted in increased costs of compliance, including certain outside professional costs.

Privacy

Federal banking rules limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. Pursuant to these rules, financial institutions must provide:

•	initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates;

•	annual notices of their privacy policies to current customers; and

•	a reasonable method for customers to “opt out” of disclosures to nonaffiliated third parties.

These privacy provisions affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. We have implemented our privacy policies in accordance with the law.

On December 22, 2003, the Securities and Exchange Commission (“SEC”), issued the advance notice of rulemaking along with the federal banking agencies and other government agencies seeking comment on whether they should consider amending current regulations “to allow or require financial institutions to provide alternative types of privacy notices, such as a short privacy notice, that would be easier for consumers to understand.” The concept release lists more than 40 questions regarding which the agencies seek comment from the public, organized in the following categories: goals of a privacy notice, elements of a privacy notice, language of a privacy notice, format of a privacy notice, mandatory and permissible aspects of a privacy notice, costs and benefits of a short notice, and other categories.

In recent years, a number of states have implemented their own versions of privacy laws. For example, in 2003, California adopted standards that are tougher than federal law, allowing bank customers the opportunity to bar financial companies from sharing information with their affiliates.

Dividends and Other Transfers of Funds

Our regulators have the authority to prohibit us from paying dividends, depending upon our financial condition, if such payment is deemed to constitute an unsafe or unsound practice.  As a national bank, we must obtain the prior approval of the Comptroller to pay a dividend if the total of all dividends declared by us in any calendar year would exceed our net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or to fund the retirement of any preferred stock.  We do not currently intend to pay dividends.

Capital Standards

The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk federal banking agencies, to 100% for assets with relatively high credit risk.

The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk.  Under the capital guidelines, a banking organization’s total capital is divided into tiers.  “Tier I capital” consists of (1) common equity, (2) qualifying noncumulative perpetual preferred stock, (3) a limited amount of qualifying cumulative perpetual preferred stock and (4) minority interests in the equity accounts of consolidated subsidiaries (including trust-preferred securities), less goodwill and certain other intangible assets.  Qualifying Tier I capital may consist of trust-preferred securities, subject to the FRB’s final rule adopted March 4, 2005, which changed the criteria and quantitative limits for inclusion of restricted core capital elements in Tier I capital.  “Tier II capital” consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier I capital, a limited amount of the allowance for loan and lease losses and a limited amount of unrealized holding gains on equity securities. “Tier III capital” consists of qualifying unsecured subordinated debt.  The sum of Tier II and Tier III capital may not exceed the amount of Tier I capital.

The risk-based capital guidelines require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.  In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio.  For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%.

A bank that does not achieve and maintain the required capital levels may be issued a capital directive by the FDIC to ensure the maintenance of required capital levels.  As discussed above, we are required to maintain certain levels of capital.  The regulatory capital guidelines as well as our actual capitalization for the Bank as of December 31, 2006, are as follows:

	Requirement
	Adequately Capitalized	Well Capitalized	Bank

Total risk-based capital ratio	8.0%	10.0%	37.18%
Tier 1 risk-based capital ratio	4.0%	6.0%	36.00%
Tier 1 leverage capital ratio	4.0%	5.0%	28.08%

The risk-based capital guidelines are based upon the 1988 capital accord of the international Basel Committee on Banking Supervision. A new international accord, referred  to as Basel II, which emphasizes internal assessment of credit, market and operational risk; supervisory assessment and market discipline in determining minimum capital requirements, becomes mandatory in 2008 only for banks with over $250 billion in assets or total on-balance-sheet foreign exposure of $10 billion or more. Alternative capital requirements are under consideration by the U.S. federal banking agencies for smaller U.S. banks which may be negatively impacted competitively by certain provisions of Basel II.

Prompt Corrective Action

Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall within any undercapitalized category.  Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios:

•	“well capitalized;”
•	“adequately capitalized;”
•	“undercapitalized;”
•	“significantly undercapitalized;” and
•	“critically undercapitalized.”

The regulations use an institution’s risk-based capital, leverage capital and tangible capital ratios to determine the institution’s capital classification. An institution is treated as well capitalized if its total capital to risk-weighted assets ratio is 10.00% or more; its core capital to risk-weighted assets ratio is 6.00% or more; and its core capital to adjusted total assets ratio is 5.00% or more. At December 31, 2006, our capital ratios exceed these minimum percentage requirements for well capitalized institutions.

An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment.  At each successive lower capital category, an insured depository institution is subject to more restrictions.  The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

Safety and Soundness Standards

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators and/or state regulations for state banks, for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency. Further, pursuant to an interagency agreement, the FDIC can examine any institution that has a substandard regulatory examination score or is considered undercapitalized – without the express permission of the institution’s primary regulator.

The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired.  The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and (vi) compensation, fees and benefits.  In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards.  These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating.  Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.  These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

Premiums for Deposit Insurance

The enactment in February 2006, of the Federal Deposit Insurance Reform Act of 2005, or FDIRA, provides, among other things, for the merger of the Bank Insurance Fund (“BIF”) and Savings Association Insurance Fund (“SAIF”) into the Deposit Insurance Fund (“DIF”); future inflation adjustment increases in the standard maximum deposit insurance amount of $100,000; the increase of retirement account coverage to $250,000; changes in the formula and factors to be considered by the FDIC in calculating the FDIC reserve ratio, assessments and dividends, and a one-time aggregate assessment credit for depository institutions in existence on December 31, 1996 (or their successor) which paid assessments to recapitalize the insurance funds after the banking crisis of the late 1980s and early 1990s.

On November 2, 2006, the FDIC Board of Directors adopted two final rules implementing the FDIRA.  One rule creates a new system for risk-based assessments and sets new assessment rates beginning January 1, 2007.  The other rule sets the designated reserve ratio (DRR) for the DIF at 1.25% of insured deposits.

In 2006, assessment rates ranged from zero to 27 cents per $100 of domestic deposits.  Beginning on January 1, 2007, the new assessment rates range from 5 to 43 cents per $100 of domestic deposits.  The rates vary depending upon the category that each insured institution falls in.  There are now four categories instead of the nine used prior to 2007.

Through the DIF, the FDIC insures our customer deposits up to prescribed limits for each depositor. The amount of FDIC assessments paid by each DIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors.  Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

The FDIC is authorized to terminate a depository institution’s deposit insurance upon a finding by the FDIC that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution’s regulatory agency.

All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board.  The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FICO assessment rate for the fourth quarter of fiscal 2006 was 1.24 basis points for each $100 of assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC’s insurance funds and do not vary depending on a depository institution’s capitalization or supervisory evaluations.

Loans-to-One-Borrower Limitations

With certain limited exceptions, the maximum amount that a national bank may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. At December 31, 2006, our loans-to-one-borrower limit was approximately $8.4 million based upon the 15% of unimpaired capital and surplus measurement.

Extensions of Credit to Insiders and Transactions with Affiliates

The Federal Reserve Act and FRB Regulation O place limitations and conditions on loans or extensions of credit to:

•
a bank’s or bank holding company’s executive officers, directors and principal shareholders (i.e., in most cases, those persons who own, control or have power to vote more than 10% of any class of voting securities);

•	any company controlled by any such executive officer, director or shareholder; or
•	any political or campaign committee controlled by such executive officer, director or principal shareholder.

Loans and leases extended to any of the above persons must comply with the loan-to-one-borrower limits, require prior full board approval when aggregate extensions of credit to the person exceed specified amounts, must be made on substantially the same terms (including interest rates and collateral) as, and follow credit-underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with non-insiders, and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, Regulation O provides that the aggregate limit on extensions of credit to all insiders of a bank as a group cannot exceed the bank’s unimpaired capital and unimpaired surplus. Regulation O also prohibits a bank from paying an overdraft on an account of an executive officer or director, except pursuant to a written pre-authorized interest-bearing extension of credit plan that specifies a method of repayment or a written pre-authorized transfer of funds from another account of the officer or director at the bank.

The Bank also is subject to certain restrictions imposed by Federal Reserve Act Sections 23A and 23B and FRB Regulation W on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, any affiliates, the purchase of, or investments in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of any affiliates. Such restrictions prevent any affiliates from borrowing from the bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments to or in any affiliate are limited, individually, to 10.0% of our capital and surplus (as defined by federal regulations), and such secured loans and investments are limited, in the aggregate, to 20.0% of our capital and surplus.  Some of the entities included in the definition of an affiliate are parent companies, sister banks, sponsored and advised companies, investment companies whereby the bank’s affiliate serves as investment advisor, and financial subsidiaries of the bank.  Additional restrictions on transactions with affiliates may be imposed on us under the prompt corrective action provisions of federal law and the supervisory authority of the federal and state banking agencies.  See “Prompt Corrective Action” and “Safety and Soundness Standards.”

USA PATRIOT Act of 2001

The USA PATRIOT Act of 2001 (“USA PATRIOT Act”) and its implementing regulations significantly expanded the anti-money laundering and financial transparency laws. Under the USA PATRIOT Act, financial institutions are subject to prohibitions regarding specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers and private banking customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•
to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•
to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

Under the USA PATRIOT Act, financial institutions are required to establish and maintain anti-money laundering programs which include:

•	the establishment of a customer identification program;

•	the development of internal policies, procedures, and controls;

•	the designation of a compliance officer;

•	an ongoing employee training program; and

•	an independent audit function to test the programs.

We have adopted comprehensive policies and procedures to address the requirements of the USA PATRIOT Act. Material deficiencies in anti-money laundering compliance can result in public enforcement actions by the banking agencies, including the imposition of civil money penalties and supervisory restrictions on growth and expansion. Such actions could have serious reputation consequences for us.

Consumer Protection Laws and Regulations

Examination and enforcement by our regulatory agencies for non-compliance with consumer protection laws and their implementing regulations have become more intense in nature, and insured institutions have been advised to carefully monitor compliance with such laws and regulations. We are subject to many federal consumer protection statutes and regulations, some of which are discussed below.

The Home Ownership and Equal Protection Act of 1994 (“HOEPA”) requires extra disclosures and consumer protections to borrowers for certain lending practices.  The term “predatory lending,” much like the terms “safety and soundness” and “unfair and deceptive practices,” is far-reaching and covers a potentially broad range of behavior.  As such, it does not lend itself to a concise or a comprehensive definition.  Typically predatory lending involves at least one, and perhaps all three, of the following elements:

•	making unaffordable loans based on the assets of the borrower rather than on the borrower’s ability to repay an obligation (“asset-based lending”);
•	inducing a borrower to refinance a loan repeatedly in order to charge high points and fees each time the loan is refinanced (“loan flipping”); and/or
•	engaging in fraud or deception to conceal the true nature of the loan obligation from an unsuspecting or unsophisticated borrower.

FRB regulations and OCC guidelines aimed at curbing predatory lending significantly widen the pool of high cost home secured loans covered by HOEPA.  In addition, the regulations bar certain refinances within a year with another loan subject to HOEPA by the same lender or loan servicer.  Lenders also will be presumed to have violated the law—which says loans should not be made to people unable to repay them—unless they document that the borrower has the ability to repay.  Lenders that violate the rules face cancellation of loans and penalties equal to the finance charges paid.  We do not expect these rules and potential state action in this area to have a material impact on our financial condition or results of operation.

OCC guidelines require national banks and their operating subsidiaries to comply with certain standards when making or purchasing loans to avoid predatory or abusive residential mortgage lending practices.  Failure to comply with the guidelines could be deemed an unsafe and unsound or unfair or deceptive practice, subjecting the bank to supervisory enforcement actions.

Privacy policies are required by federal banking regulations which limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties.  Pursuant to those rules, financial institutions must provide:

•	initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates;
•	annual notices of their privacy policies to current customers; and
•	a reasonable method for customers to “opt out” of disclosures to nonaffiliated third parties.

These privacy protections affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

In addition, state laws may impose more restrictive limitations on the ability of a financial institution to disclose such information.  California has adopted such a privacy law that among other things generally provides that customers must “opt in” before information may be disclosed to certain nonaffiliated third parties.

The Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act (“FACT Act”), requires financial firms to help deter identity theft, including developing appropriate fraud response programs, and gives consumers more control of their credit data.  It also reauthorizes a federal ban on state laws that interfere with corporate credit granting and marketing practices.  In connection with FACT Act, financial institution regulatory agencies proposed rules that would prohibit an institution from using certain information about a consumer it received from an affiliate to make a solicitation to the consumer, unless the consumer has been notified and given a chance to opt out of such solicitations.  A consumer’s election to opt out would be applicable for at least five years.

The Check Clearing for the 21st Century Act (“Check 21”), facilitates check truncation and electronic check exchange by authorizing a new negotiable instrument called a “substitute check,” which is the legal equivalent of an original check.  Check 21 does not require banks to create substitute checks or accept checks electronically; however, it does require banks to accept a legally equivalent substitute check in place of an original.  In addition to its issuance of regulations governing substitute checks, the FRB has issued final rules governing the treatment of remotely created checks (sometimes referred to as “demand drafts”) and electronic check conversion transactions (involving checks that are converted to electronic transactions by merchants and other payees).

The Equal Credit Opportunity Act (“ECOA”), generally prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act.

The Truth in Lending Act (“TILA”), is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology to express rates and payments, including the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule, among other things.

The Fair Housing Act (“FH Act”), regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap or familial status. A number of lending practices have been found by the courts to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself.

The Community Reinvestment Act (“CRA”), is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities.  The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess a bank’s record of helping meet the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices.  The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, mergers or acquisitions, or holding company formations.  The agencies use the CRA assessment factors in order to provide a rating to the financial institution.  The ratings range from a high of “outstanding” to a low of “substantial noncompliance.”  The OCC conducted an examination for CRA compliance in January 2006 and the Bank received a “satisfactory” rating.

The Home Mortgage Disclosure Act (“HMDA”), grew out of public concern over credit shortages in certain urban neighborhoods and provides public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The HMDA also includes a “fair lending” aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. The FRB amended regulations issued under HMDA to require the reporting for 2004 of certain pricing data with respect to higher priced mortgage loans. The expanded 2004 HMDA data is being reviewed by federal banking agencies and others from a fair lending perspective.

The Real Estate Settlement Procedures Act (“RESPA”), requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements.  Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Penalties under the above laws may include fines, reimbursements and other penalties.

Due to heightened regulatory concern related to compliance with HOEPA, FACT, ECOA, TILA, FH Act, CRA, HMDA and RESPA generally, the Bank may incur additional compliance costs or be required to expend additional funds for investments in its local community.

Final Guidance on Nontraditional Mortgage Products

On September 29, 2006, the federal banking agencies issued guidance on residential mortgage products that allow borrowers to defer repayment of principal and sometimes interest, including “interest only” mortgage loans, and “payment option” adjustable rate mortgages where a borrower has flexible payment options, including payments that have the potential for negative amortization.  While acknowledging that innovations in mortgage lending can benefit some consumers, the federal banking agencies in their joint press release stated their concern that these and other practices described in the guidance can present unique risks that institutions must appropriately manage.  The guidance states that management should (1) assess a borrower’s ability to repay the loan, including any balances added through negative amortization, at the fully indexed rate that would apply after the introductory period, (2) recognize that certain nontraditional mortgages are untested in a stressed environment and warrant strong risk management standards as well as appropriate capital and loan loss reserves, and (3) ensure that borrowers have sufficient information to clearly understand loan terms and associated risks prior to making a product or payment choice.

Federal Home Loan Bank System

The Bank is a member of the Federal Home Loan Bank (“FHLB”) of San Francisco. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the Board of Directors of the individual FHLB. As an FHLB member, we are required to own capital stock in an FHLB in an amount equal to the greater of:

•	1% of our aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year; or

•	5% of our FHLB advances or borrowings.

A capital plan of the FHLB of San Francisco was approved by the Federal Housing Finance Board and was implemented on April 1, 2004. The new capital plan incorporates a single class of stock with a par value of $100 per share, and may be issued, exchanged, redeemed, and repurchased only at par value.  Each member is required to own stock in amount equal to the greater of:

•	a membership stock requirement with an initial cap of $25 million (100% of “membership asset value” as defined), or

•	an activity based stock requirement (based on percentage of outstanding advances).

The capital stock is redeemable on five years’ written notice, subject to certain conditions.

We do not believe that the implementation of the FHLB of San Francisco capital plan will have a material impact upon our financial condition, cash flows, or results of operations.  However, the Bank could be required to purchase as much as 50% additional capital stock or sell as much as 50% of its capital stock requirement at the discretion of the FHLB of San Francisco.

Federal Reserve System

The FRB requires all depository institutions to maintain non-interest bearing reserves at specified levels against their net transaction accounts (primarily checking and  interest checking, less cash items in process of collection and demand balances due from depository institutions). As of December 31, 2006, we were in compliance with these requirements.

Available Information

As a national banking association, we file with the Comptroller our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  These reports and other information on file can be obtained from the Comptroller at 250 E Street, S.W., Washington, D.C.  20219.  The telephone number is (202) 874-5210.  The Bank maintains an Internet website at http://www.1stcenturybank.com. We make available, free of charge through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments there to, as soon as reasonably practicable after we file such reports with the Comptroller.  None of the information contained in or hyperlinked from our website is incorporated into this Form 10-K.

Item 1A.	Risk Factors

See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation - “Risk Factors that May Affect Future Results.”

Item 1B.	Unresolved Staff Comments

None

Item 2.	Properties

Our main office is in a multi-story commercial building located at 1875 Century Park East, Los Angeles, California 90067.  The main office includes space on the 1st and 14th floors of the building.  In June 2006, the Bank amended its lease to include an additional 2,735 square feet of usable office space located on the 14th floor. Our main office now consists of approximately 3,158 square feet of usable ground floor space for the branch office and 10,843 square feet of usable space for the administrative offices on the 14th floor of the building. The amended lease term is the same as the original lease term and expires in June 2014. The total future commitment for the 1st and 14th floor office lease at 1875 Century Park East at December 31, 2006 is $3,809,000.

Item 3.	Legal Proceedings

At present, there are no pending or threatened proceedings against us which, if determined adversely, would have a material effect on our business, results of operations, or financial position. In the ordinary course of operations, we expect to be party to various legal proceedings.

Item 4.	Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the fourth quarter of 2006.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Stock Information

On March 1, 2004, shares of our common stock began quotation on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “FCNA.” Our common stock is not listed on any exchange including the Nasdaq stock market. The OTCBB is a regulated quotation service that displays real-time bid and ask prices, last sale prices and volume information in over-the-counter equity securities. Unlike the Nasdaq stock market, however, the OTCBB does not impose listing standards and does not provide automated trade executions.  Any investment in our common stock should be considered a long-term investment in the event that no active trading market for our stock develops. In addition, the price you may obtain is unpredictable.

The trading prices of our common stock for the periods indicated have been adjusted for our two-for-one stock split that was completed on February 28, 2005, for shareholders of record as of February 15, 2005.  Additionally, we completed our secondary stock offering on August 15, 2005 by selling 4,399,613 shares at $8.00 per share for gross proceeds of $35.2 million. The total cost associated with the secondary public offering was approximately $1.2 million.

Trading prices are based on information received from the OTCBB based on all transactions reported on the OTCBB and do not include retail markups, markdowns or commissions and may not represent actual transactions. The following table below sets forth the range of high and low “bid” and “ask” prices of our common stock for the periods 2006 and 2005.

Year ended December 31, 2006	High	Low
Fourth Quarter	$9.10	$6.50
Third Quarter	$9.75	$8.38
Second Quarter	$10.00	$8.65
First Quarter	$10.10	$9.00

Year ended December 31, 2005	High	Low
Fourth Quarter	$9.90	$6.75
Third Quarter	$10.00	$7.85
Second Quarter	$9.50	$7.75
First Quarter	$10.75	$7.40

As of December 31, 2006, there were 414 registered shareholders of record of our common stock, not including the number of persons or entities holding stock in nominee or street name through various brokers or banks.

Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities

One holder of stock options under the Bank’s 2004 Founder Stock Option Plan exercised their stock options to purchase 3,000 shares of the common stock of the bank at an exercise price of $5.00 per share (on a post stock-split basis). The exercise was made in cash for an aggregate purchase price of $15,000.  The exercise notice was tendered to the Bank on January 3, 2006. The common stock was issued upon exercise of these options, pursuant to an exemption from registration under Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.  There was no general solicitation and no general advertising for these option shares.

Dividends

Our regulators have the authority to prohibit us from paying dividends, depending upon our financial condition, if such payment is deemed to constitute an unsafe or unsound practice. As a national bank, we must obtain the prior approval of the Comptroller to pay a dividend if the total of all dividends declared by us in any calendar year would exceed our net income for the year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or to fund the retirement of any preferred stock.

To date, we have not paid any cash dividends.  Payment of stock or cash dividends in the future will depend upon our earnings and financial condition and other factors deemed relevant by our board, as well as our legal ability to pay dividends.  Accordingly, no assurance can be given that any cash dividends will be declared in the foreseeable future.

Information with respect to shares of our common stock authorized for issuance under our equity compensation plans is contained under Item 12 of this Report.

Performance Graph

The performance graph below compares the yearly percentage change in cumulative total shareholders’ return on the Bank’s stock with the cumulative total return of an index comprised of banks and bank holding companies located throughout the United States with less than $250 million total common market capitalization.  The peer group index was compiled by SNL Financial of Charlottesville, Virginia.  The Bank reasonably assumes that the members of the group listed above constitute peer issuers from May 18, 2004 through December 31, 2006.  There is no price date for the Bank before May 18, 2004.  The graph assumes an initial investment of $100 and reinvestment of dividends.  The performance graph represents past performance and is not necessarily indicative of future price performance.

	Period Ending
Index	5/18/04	12/31/04	12/31/05	12/31/06
1st Century Bank, N.A.	$100.00	$108.69	$133.79	$115.72
SNL Micro Cap Bank Index	$100.00	$116.82	$124.46	$137.10

Item 6.	Selected Financial Data

The selected financial data set forth below as of and for the periods ended December 31, 2006, 2005 and 2004 are derived from our audited financial statements of the Bank and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  The financial statements, together with the notes thereto, are included in Item 8 of this Report and the data set forth below should be read in conjunction with those financial statements and also with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of this Report.

	At or for the years ended December 31,

(Dollars in thousands, except per share data)	2006	2005	2004
Financial Condition Data:
Total assets	$200,752	$161,635	$86,147
Loans, net	126,312	84,988	33,197
Securities – available for sale	42,406	45,572	19,404
Securities – held to maturity	6,270	7,231	2,936
Deposits	145,087	107,090	64,015
Total stockholders’ equity	54,109	53,116	21,563
Tangible book value per share (1)	5.53	5.55	4.12

Selected Statement of Operations (2): Data:
Total interest income	$11,752	$5,933	$1,372
Total interest expense	3,032	1,039	249
Net interest income	8,720	4,894	1,123
Provision for loan losses	504	829	335
Net interest income after provision	8,216	4,065	788
Noninterest income	209	99	18
Noninterest expense	8,280	6,382	3,626
Income (loss) before income taxes	145	(2,218)	(2,820)
Income taxes	-	-	-
Net income (loss)	145	(2,218)	(2,820)
Pre-opening expenses	-	-	(816)
Net income (loss)	$145	$(2,218)	$(3,636)

Per share data:
Net income (loss) per share – basic & diluted	.01	(.31)	(.53)
Average shares outstanding	9,746,435	7,124,871	5,280,000
Shares outstanding at the end of the period	9,783,722	9,716,613	5,280,000
Financial ratios:
Return on average assets (3)	0.08%	(1.82%)	(4.61%)
Return on average equity (4)	0.27%	(6.39%)	(12.21%)
Dividend payout ratio (5)	-	-	-
Avg equity to avg assets (6)	29.94%	28.56%	37.72%

(1)	Adjusted for 2-for-1 stock split that occurred on February 28, 2005.

(2)	Reflects the results of ten months of operation for 2004.

(3)	Net income divided by average total assets.

(4)	Net income divided by average shareholders’ equity.

(5)	Dividends paid out divided by net income.

(6)	Average shareholders’ equity divided by average total assets.

The summary quarterly financial information set forth below is derived from our unaudited financial statements and in the opinion of management, includes all adjustments necessary for a fair presentation of the results for such periods. The summary quarterly financial and other data set forth below should be read in conjunction with the financial statements in Item 8 along with Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Item 7 of this Report.

	For the Three Months Ended
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2006	2006	2006	2006	2005	2005	2005	2005
	(Dollars in Thousands, except for per share data)
Financial Condition Data:

Total assets	$200,752	$177,372	$170,063	$170,742	$161,635	$136,640	$118,148	$105,181
Loans, net	126,312	117,096	98,929	82,320	84,988	70,460	44,998	36,595
Securities – available for sale	42,406	45,168	48,176	48,608	45,572	40,915	30,524	27,571
Securities – held to maturity	6,270	6,494	6,701	6,981	7,231	2,649	2,796	2,926
Deposits	145,087	112,458	115,917	116,415	107,090	81,741	82,937	83,390
Total stockholders’ equity	54,109	54,341	53,169	53,208	53,116	53,668	20,367	20,716
Tangible book value per share	5.53	5.57	5.47	5.47	5.47	5.54	3.85	3.92

Selected Statement of Operations Data:
Total interest income	$3,399	$3,036	$2,742	$2575	$2,195	$1,634	$1,161	$943
Total interest expense	1,145	728	622	537	388	248	256	147
Net interest income	2,254	2,038	2,120	2038	1,807	1,386	905	796
Provision for loan losses	145	246	113	-	370	316	54	89
Net interest income after provision	2,109	2,062	2,007	2038	1,437	1,070	851	707
Noninterest income	76	56	54	23	32	36	19	12
Noninterest expense	2,776	2,106	1,611	1,787	1,934	1,705	1,445	1,299
Income (loss) before income taxes	(591)	12	450	274	(465)	(599)	(575)	(580)
Income tax expense	-	-	-	-	-	-	-	-
Net income (loss)	$(591)	$12	$450	$274	$(465)	$(599)	$(575)	$(580)

Per share data:
Net income (loss) per share – basic	$(0.06)	$0.00	$0.05	$0.03	$(0.04)	$(0.07)	$(0.10)	$(0.10)
Net income (loss) per share – diluted	$(0.06)	$0.00	$0.04	$0.03	$(0.04)	$(0.07)	$(0.10)	$(0.10)
Average shares outstanding (000’s)	9,784	9,751	9,726	9,725	9,713	8,160	5,286	5,280
Shares outstanding at the end of the period(000’s)	9,784	9,784	9,726	9,726	9,717	9,712	5,290	5,280

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following management’s discussion and analysis of the financial condition and operating results of the Bank should be read in conjunction with the audited financial statements and the notes thereto as of December 31, 2006 and 2005 and for the periods ended December 31, 2006, 2005 and 2004 appearing elsewhere in this Report. This discussion contains information regarding operating trends and our beliefs and expectations regarding our future financial performance and future financial condition (referred to as “forward looking information”). The forward looking information is subject to uncertainties and risks as described in the section of this report below as “Risk Factors that May Affect Future Results”.

Cautionary Statement Regarding Forward-Looking Statements

A number of the presentations and disclosures in this report, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume,” or similar expressions, constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our viability as a national bank.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond our control).  The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements:

•	the strength of the United States economy in general and the strength of the regional and local economies within California, and Southern California, in particular;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the FRB;

•	inflation, interest rate, market and monetary fluctuations;

•
our ability to make loans, attract deposits, and develop products and services in a changing environment, including the features, pricing and quality of our loans, deposits and other products and services compared to the products and services of our competitors;

•	the willingness of users to substitute competitors’ products and services for our products and services;

•
the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•	technological changes;

•	changes in consumer spending and savings habits;

•	regulatory or judicial proceedings; and

•	the other risks set forth under “Risk Factors.”

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this report.  Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change.  All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Critical Accounting Policies

Our significant accounting policies are described in Note 1 to the 2006 financial statements. We believe that the estimates and assumptions require management’s most subjective judgments and are most important to the portrayal of our financial condition and results of operations. These estimates and assumptions help form the basis for the accounting policies which are deemed to be the most critical to the Bank.

The allowance for loan losses is established through a provision for loan losses charged to operations. The provisions reflect management’s evaluation of the adequacy of the allowance based upon estimates used from historical peer group loan loss data because the Bank began operations in March 2004 and lacks sufficient historical data from the performance of loans in the loan portfolio. Management carefully monitors changing economic conditions, the concentrations of loan categories and collateral, the financial condition of the borrowers, the history of the loan portfolio, and historical peer group loan loss data to determine the adequacy of the allowance for loan losses. The allowance is based on estimates, and actual losses may vary from the estimates. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-off of loans. Management believes that the allowance as of December 31, 2006 is adequate to absorb known and inherent risks in the loan portfolio.

The Bank has established a deferred tax asset, the majority of which is represented by the cumulative net operating loss. In order for the Bank to utilize the benefit of the deferred tax asset, the Bank must generate aggregate taxable earnings equal to the amount of the deferred tax asset prior to expiration. Estimates of future taxable income are considered in evaluating if it is more likely than not that the benefit of our deferred tax asset will be realized. At December 31, 2006 a 100% valuation allowance has been established due to the fact that we cannot be assured of ongoing taxable earnings in the future.

Results of Operations

For the year ended December 31, 2006, we recorded net income of $145,000 or $0.01 per share. For the previous year ended December 31, 2005, we recorded a net loss of $2,218,000 or $0.31 per share, adjusted retroactively for the two-for-one stock split effective February 28, 2005.  For the year ended December 31, 2004, we recorded a net loss of $3,636,000 or $0.53 per share.  The improvement in our net income was primarily a result of the increased interest income on loans. The margin increase was primarily a result of our deployment of liquidity (Federal funds) to higher interest earning assets, such as loans and mortgage-backed securities.  Also contributing to the increase in the net interest margin was the net proceeds from our secondary stock offering completed in August 2005.   Average interest-earning assets increased $56.1 million or 47.2% from $118.8 million for 2005 to $174.9 million for 2006.  Average interest-earning assets increased $59.9 million or 101.7% from $58.9 million for 2004.to $118.8 million for 2005.  Also, the weighted average interest rate on interest-earning assets increased to 6.72% for the year ended December 31, 2006 from 5.00% and 2.80% for the years ended December 31, 2005 and 2004, respectively.

	Year ended December 31,
	2006	2005	2004

Return on average assets (1)	0.08%	(1.82%)	(4.61%)
Return on average stockholders’ equity (1)	0.27%	(6.39%)	(12.21%)
Avg. Equity to Avg. Assets	29.94%	28.56%	37.72%
Net interest margin (1)	4.98%	4.12%	2.29%

(1)	2004 results are annualized for the ten months of Bank operations.

Net Interest Income

Our primary source of revenue is net interest income, which is the difference between interest income on interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and other borrowings.

For the year ended December 31, 2006, average interest-earning assets were $174.9 million, generating net interest income of $8,720,000. This compares favorably to the year ended December 31, 2005, during which we had average interest-earning assets of $118.8 million, and net interest income of $4,894,000. The growth in earning assets was primarily in loans and funded from an increase in certificates of deposit and the proceeds from the August 2005 secondary offering.

The year ended December 31, 2005, compares favorably to the ten month period ended December 31, 2004, during which we had average interest-earning assets of $58.9 million, and net interest income of $1,123,000. The growth in earning assets was primarily in loans and investment securities funded by the capital proceeds received in connection with our secondary stock offering and the increase in our average deposits during 2005.

Loan fee income was $340,000, $96,000 and $30,000 for the periods ended December 31, 2006, 2005 and 2004, respectively.

Our net interest spread (yield on interest-earning assets less the rate paid on interest-bearing liabilities) was 3.55% for the year ended December 31, 2006 compared to 3.75% and 1.75% for the periods ended December 31, 2005 and 2004, respectively.

Our net interest margin (net interest income divided by average interest-earning assets) was 4.98% for the year ended December 31, 2006 and 4.12% and 2.29% for the periods ended December 31, 2005 and 2004, respectively.

The net interest margin expanded 0.86% comparing the year ended December 31, 2006 to the year ended December 31, 2005. The increase was primarily due to: (i) deployment of our liquidity to loan balances outstanding thereby constituting a greater percentage of higher interest-earning assets, therefore increasing the weighted average yield; (ii) increases in the weighted average yield on our securities and short-term investments; and (iii) increases in the short-term rates effecting our short-term investments and increases in the prime rate increasing the yield on our loans that are tied to the prime rate index.

The following table sets forth our average balance sheet, average yields on earning assets, average rates paid on interest-bearing liabilities, net interest margins and net yields on interest-earning assets for the periods ended December 31, 2006, 2005, and 2004.

(Dollars in thousands)	Periods ended December 31,
	2006		2005				2004
	Average	Interest		Average	Interest		Average	Interest
Assets	Balance	Int/Exp	Yield	Balance	Inc/Exp	Yield	Balance	Inc/Exp	Yield
Federal funds sold	$14,422	$694	4.81%	$15,748	$503	3.19%	$19,102	$233	1.46%
Interest-earning deposits at other financial institutions	3,837	190	4.95%	11,256	355	3.15%	9,819	152	1.86%
U.S. Gov't Treasuries	100	4	4.42%	89	2	2.99%	-	-	-
U.S. Gov't-Sponsored Agencies	9,086	325	3.57%	10,322	313	3.03%	9,395	187	2.38%
Mortgage-backed securities	44,487	2,131	4.79%	26,531	1,120	4.22%	6,618	179	3.25%
Federal Reserve Bank stock	1,605	96	6.00%	791	47	6.01%	768	38	6.00%
Federal Home Loan Bank stock	737	39	5.31%	354	15	4.30%	93	3	3.83%
Loans	100,656	8,273	8.22%	53,666	3,578	6.67%	13,058	580	5.33%
Earning assets	174,929	11,752	6.72%	118,758	5,933	5.00%	58,855	1,372	2.80%
Other assets	4,134	-		2,802	-		2,323	-
Total assets	$179,063			$121,560			$61,177
Liabilities
Interest checking (NOW)	$5,213	$56	1.07%	$3,604	$21	0.59%	$1,540	$2	0.16%
Money market deposits	44,648	924	2.07%	45,804	538	1.17%	27,424	237	1.04%
Savings	462	2	0.50%	318	2	0.49%	14	-	0.18%
CDs	44,358	2,001	4.51%	15,690	476	3.04%	1,242	9	0.91%
Borrowings – FHLB	906	49	5.39%	44	2	3.69%	20	1	1.28%
Total interest- bearing liabilities	95,587	3,032	3.17%	65,460	1,039	1.25%	30,240	249	1.05%
Demand deposits	28,418	-		17,531	-		7,441	-
Other liabilities	1,448			3,861			411
Total liabilities	125,453			86,852			38,092
Equity	53,610			34,708			23,085
Total liabilities & equity	$179,063			$121,560			$61,177

Net interest income / spread		$8,720	3.55%		$4,894	3.75%		$1,123	1.75%
Net interest margin			4.98%			4.12%			2.29%

The following table reflects changes in interest income, including loan fees, and interest paid for the years ended December 31, 2006 to 2005 and the extent to which those changes were attributable to changes in volumes of or changes in rates earned on interest earning assets and changes in volumes of and rates paid on interest-bearing liabilities.

Changes in interest earned and interest paid due to the mix of earning assets and interest bearing liabilities have been allocated to the change due to volume and the change due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each.

	2006 Compared to 2005
	Increase (Decrease)
(dollars in thousands)	due to Changes in
			Total
			Increase
	Volume	Rate	(Decrease)
Interest income:
Federal funds sold	$(64)	$255	$191
Interest-earning deposits	(367)	202	(165)
U.S. Gov't Treasuries	1	1	2
U.S. Gov't-Sponsored Agencies	(44)	56	12
Mortgage-backed securities	860	151	1011
Federal Reserve Bank stock	49	-	49
Federal Home Loan Bank stock	20	4	24
Loans	3,861	834	4,695
Total increase in interest income	4,316	1,503	5,819

Interest expense:
Interest checking (NOW)	17	18	35
Money market deposits	(24)	410	386
Savings	-	-	0
CDs	1,294	231	1,525
Borrowings – FHLB	46	1	47
Total increase in interest expense	1,333	660	1,993
Net increase in net interest income	$2,983	$843	$3,826

	2005 Compared to 2004
	Increase (Decrease)
(dollars in thousands)	due to Changes in
			Total
			Increase
	Volume	Rate	(Decrease)
Interest income:
Federal funds sold	$(107)	$377	$270
Interest-earning deposits	45	158	203
U.S. Gov't Treasuries	2	-	2
U.S. Gov't-Sponsored Agencies	28	98	126
Mortgage-backed securities	841	100	941
Federal Reserve Bank stock	1	8	9
Federal Home Loan Bank stock	11	1	12
Loans	2,707	291	2,998
Total increase in interest income	3,528	1,033	4,561

Interest expense:
Interest checking (NOW)	12	7	19
Money market deposits	216	85	301
Savings	2	-	2
CDs	439	28	467
Borrowings – FHLB	1	-	1
Total increase in interest expense	670	120	790
Net increase in net interest income	$2,858	$913	$3,771

Non-Interest Expense

Total non-interest expense was $8.3 million and $6.4 million for the years ended December 31, 2006 and 2005, respectively. Expenses increased in 2006 primarily due to increased salaries and related expenses and professional fees associated with Sarbanes-Oxley Act related expenses.  Total non-interest expense was $3.6 million for the ten month period ended December 31, 2004.  The expenses reflect only ten months of starting operations in 2004 and total expenses will not be comparable to those of 2006 or 2005.

The primary component of total non-interest expenses is compensation and benefits, which totaled $4.7 million and $3.7 million for the years ended December 31, 2006 and 2005, respectively, and $1.9 million for the period ended December 31, 2004. Compensation and benefits are expected to increase further in 2007 due to the impact of additional staffing required to meet our projected growth. Also contributing to our non-interest expenses were professional fees of $1,222,000, $685,000, and $334,000, which included external and internal audit expenses, legal fees, and consulting fees for the years ended December 31, 2006, 2005, and the period ended December 31, 2004, respectively. Occupancy expenses were $988,000, $670,000 and $544,000 for the years ended December 31, 2006, 2005 and the period ended Decmeber 31, 2004, respectively.

In April 2006, the Bank opened a loan production office in the South Bay area of Los Angeles County.  In December 2006, we made a decision to abandon the lease due to insufficient business generated.  In December 2006, we expensed approximately $174,000 in connection with the lease abandonment, which is included in occupancy expenses.  The other non-interest expenses include insurance and other branch and administrative expenses of $790,000 and $781,000 for the years ended December 31, 2006 and 2005, respectively. To the extent we grow our asset and deposit base and the number of our customers, our non-interest expense will increase.

The following table summarizes the information regarding our non-interest expenses for the periods ended December 31, 2006, 2005 and 2004.

(dollars in thousands)	2006	2005	2004
Compensation and benefits	$4,684	$3,682	$1,901
Occupancy	988	670	544
Professional fees	1,222	685	334
Marketing	313	375	273
Technology	283	189	147
Other operating expenses	790	781	427
Total non-interest expenses	$8,280	$6,382	$3,626

Stock Compensation

We have two plans that provide equity incentives to our founders, directors, employees, and consultants. These are the 2004 Stock Option Plan and the 2005 Equity Incentive Plan. On October 20, 2005, the Board of Directors amended the 2005 Equity Incentive Plan that was previously approved by the shareholders on May 23, 2005. The amendment deleted Section 6 regarding stock appreciation rights and all other references to stock appreciation rights contained in the Equity Incentive Plan.

On October 20, 2005, the Board authorized the acceleration of vesting on all of the unvested options in the 2004 Director and Employee Stock Option Plan in order to reduce the adverse impact of Statement of Financial Accounting Standards No. 123 (Revised 2004) (“SFAS No. 123R”). As a result of the vesting acceleration under “APB Opinion No. 25”, the unvested 1.5 million of the 2.0 million options issued became exercisable immediately. However, as a condition of the acceleration, to avoid any unintended personal benefits to the Bank’s directors and executive officers and provide an incentive for continued contributions to the long-term operation of the Bank, 1st Century also imposed restrictions on the sale of the shares underlying the accelerated options held by directors and executive officers. These restrictions prevent the sale of any stock obtained through the exercise of the accelerated options prior to the lapse of the specified restriction periods that are intended to be equivalent to the original vesting schedules. Approximately 1.3 million shares of the 1.5 million shares accelerated are subject to restrictions on resale. Non-cash stock compensation expense recognized in the statement of operations related to the acceleration was $29,000 which was included in the stock compensation expense for the year ended December 31, 2005.  In 2006, the Bank recognized approximately $196,000 in expenses related to the October 20, 2005 acceleration of stock options.  Future non-cash stock compensation related to the acceleration of the vesting may fluctuate as a result of changes in management’s estimate due to unforeseen changes in the employment status of the option holders.

On October 20, 2005, the Compensation Committee of the Board of Directors granted 24,000 restricted stock awards to the directors with a vesting period of four months and 31,000 restricted stock awards to certain employees with a four-year cliff vesting period. On May 1, 2006, the Bank granted 26,500 restricted stock awards to the directors and 50,000 restricted stock awards to employees with a cliff vesting period of three years. The restricted stock awards, accounted for under SFAS No. 123R, are considered fixed awards as the number of shares and fair value are known at the date of grant. Our statements of operations includes the grant date fair value of these awards as a component of non-cash stock compensation over the vesting period of the fixed awards. Non-cash stock compensation expense recognized in the income statement related to the restricted stock awards was $181,000 in 2006, $157,000 in 2005 and $0 in 2004.

Deferred Tax Asset

At December 31, 2006, we had a gross deferred tax asset of $2,992,000 of which the majority is represented by a net operating loss (“NOL”) of $1,445,000.  At December 31, 2005, we had a gross deferred tax asset of $3,190,000 of which the majority was represented by a NOL of $1,589,000. If at some point in the future, the realization of any of the deferred tax assets is considered more likely than not based on successive years of generating taxable income, the Bank will reverse all or a portion of any existing valuation allowance at that time.

A 100% valuation allowance has been established due to the fact that we cannot be assured of taxable earnings in the future. We use estimates of future taxable income to evaluate if it is more likely than not that the benefit of our deferred tax asset will be realized. Our analysis utilizes alternative scenarios reflecting a range of assumptions for asset growth rates, loan to deposit ratios and interest rates.

Overview

Total assets increased 24.3% or $39.1 million to $200.8 million at December 31, 2006, from $161.6 million at December 31, 2005. For the year ended December 31, 2005, total assets increased 88% or $75.5 million from $86.1 million at December 31, 2004.  The growth in assets was primarily in loans, net of the allowance for loan losses and net unearned fees, which increased 48.6% or $41.3 million to $126.3 million at December 31, 2006, and 156% or $51.8 million to $85.0 million at December 31, 2005. Total deposits increased 35.5% or $38.0 million to $145.1 million at December 31, 2006 compared to $107.1 million at December 31, 2005.  For the year ended December 31, 2005, total deposits increased 67% or $43.1 million to $107.1 million compared to $64.0 million at December 31, 2004.

Cash and Cash Equivalents

Cash and cash equivalents (consisting of cash and due from banks) amounted to $21.2 million at December 31, 2006 and $15.2 million at December 31, 2005. Our cash and cash equivalents are managed based upon our liquidity needs by investing our excess liquidity in higher yielding assets such as loans or securities. See the section “Liquidity” below.

Interest Earning Balances at Other Financial Institutions

Interest earning balances at other financial institutions were $0.1 million at December 31, 2006 and $4.6 million at December 31, 2005. Interest earning balances at other financial institutions decreased by $4.5 million during the year to fund loans.

Investments– Securities

The securities in which we generally invest are United States Agency obligations with relatively short-term maturities and United States Agency pass-through securities (mortgage-backed securities). Expected maturities of the mortgage backed securities may change with respect to the borrower’s right to early payoff or accelerate principal payments.

At December 31, 2006, our securities amounted to $48.7 million, decreasing 7.8% or $4.1 million compared to $52.8 million at December 31, 2005. Our securities portfolio increased 136.8% or $30.5 million to $52.8 million as of December 31, 2005 compared to $22.3 million at December 31, 2004.  No securities were sold in 2005 or 2006.  In 2004, two available-for-sale securities were sold resulting in a $2,464 net realized gain.

The following is a summary of the investment portfolio’s unrealized gains and (losses) at December 31, 2006 and 2005.

(dollars in thousands)	December 31, 2006
		Gross	Gross
Investments – Available	Amortized	Unrealized	Unrealized	Fair
for sale	Cost	Gains	(Losses)	Value
Govt and Federal Agency Securities	$7,001	$-	$(58)	$6,943
Mortgage-backed securities	31,679	10	(570)	31,119
Collateralized mortgage obligations	4,333	13	(2)	4,344
	$43,013	$23	$(630)	$42,406

(dollars in thousands)	December 31, 2006
		Gross	Gross
Investments-Held to	Amortized	Unrealized	Unrealized	Fair
Maturity	Cost	Gains	(Losses)	Value
Govt and Federal Agency Securities	$100	$-	$-	$100
Mortgage-backed securities	1,421	-	(43)	1,378
Collateralized mortgage obligations	4,749	20	(19)	4,750
	$6,270	$20	$(62)	$6,228

(dollars in thousands)	December 31, 2005
		Gross	Gross
Investments – Available	Amortized	Unrealized	Unrealized	Fair
for sale	Cost	Gains	(Losses)	Value
Govt and Federal Agency Securities	$9,983	$-	$(151)	$9,832
Mortgage-backed securities	36,424	-	(684)	35,740
	$46,407	$-	$(835)	$45,572

(dollars in thousands)	December 31, 2005
		Gross	Gross
Investments-Held to	Amortized	Unrealized	Unrealized	Fair
Maturity	Cost	Gains	(Losses)	Value
Govt and Federal Agency Securities	$99	$-	$-	$99
Mortgage-backed securities	1,672	-	(47)	1,625
Collateralized mortgage obligations	5,460	18	(32)	5,446
	$7,231	$18	$(79)	$7,170

(dollars in thousands)	December 31, 2004
		Gross	Gross
Investments – Available	Amortized	Unrealized	Unrealized	Fair
for sale	Cost	Gains	(Losses)	Value
Govt and Federal Agency Securities	$9,989	$-	$(64)	$9,925
Mortgage-backed securities	9,628	18	(167)	9,479
	$19,617	$18	$(231)	$19,404

(dollars in thousands)	December 31, 2004
		Gross	Gross
Investments-Held to	Amortized	Unrealized	Unrealized	Fair
Maturity	Cost	Gains	(Losses)	Value
Mortgage-backed securities	$1,979	$-	$(3)	$1,976
Collateralized mortgage obligations	957	-	(7)	950
	$2,936	$-	$(10)	$2,926

Actual maturities may differ from their contractual maturities to the extent that the borrowers have the right to call or prepay obligations with or without penalties.

The amortized cost and fair value of investment securities by contractual maturity and weighted average yields at December 31, 2006 are as follows below:

(dollars in thousands)
Held to Maturity	1Year or Less	Weighted Average Yield	After 1 Through 5 Years	Weighted Average Yield	After 5 Through 10 Years	Weighted Average Yield	After 10 Years	Weighted Average Yield	Total	Weighted Average Yield

US Government Agency	$100	4.68%	$-	-%	$-	-%	$-	-%	$100	4.68%
Mortgage-backed Securities	-	-	-	-	-	-	1,421	4.55	1,421	4.55
Collateralized Mortgage Obligations	-	-	-	-	-	-	4,749	5.09	4,749	5.09
Total	$100	4.68%	$-	-%	$-	-%	$6,170	4.97%	$6,270	4.96%

Available for Sale
US Government Agency	$6,943	3.68%	$-	-%	$-	-%	$-	-%	$6,943	3.68%
Mortgage-backed Securities	-	-	4,703	3.33	8,464	4.55	17,952	4.97	31,119	4.61
Collateralized Mortgage Obligations	-	-	-	-	1,601	5.55	2,743	5.38	4,344	5.45
Total	$6,943	3.68%	$4,703	3.33%	$10,065	4.71%	$20,695	5.03%	$42,406	4.54%

Loans

Loans, net of allowance for loan losses and unearned fees increased 48.6% or $41.3 million from $85.0 million at December 31, 2005 to $126.3 million at December 31, 2006.  Loans, net of allowance for loan losses and net unearned fees increased 156% or $51.8 million from $33.2 million at December 31, 2004 to $85.0 million at December 31, 2005.  The increase in the loan portfolio was the result of direct marketing efforts in our target markets.

As of December 31, 2006, 2005, and 2004 gross loans outstanding totaled $128.1 million, $86.4 million, and $33.6 million, respectively, within the following loan categories:

	December 31,
	2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
(dollars in thousands)	Outstanding	of Total	Outstanding	Of Total	Outstanding	Of Total
Commercial loans (1)	$92,849	72.4%	$52,313	60.6%	$14,953	44.5%
Real Estate loans (2)	25,438	19.9%	22,780	26.4%	15,023	44.8%
Consumer and Other loans (3)	9,848	7.7%	11,275	13.0%	3,582	10.7%
Loans, gross	128,135	100.0%	86,368	100.0%	33,558	100.0%
Less - net unearned fee income	(155)		(216)		(26)
Less - allowance for loan losses	(1,668)		(1,164)		(335)
Loans, net	$126,312		$84,988		$33,197

(1)	Unsecured commercial loan balances were approximately $33,091,000, $28,501,000 and $9,005,000 at December 31, 2006, 2005, and 2004, respectively.
(2)	Real Estate loans include commercial properties, multi-family residences and single-family residences.
(3)	Unsecured consumer loan balances were approximately $2,650,000, $4,162,000, and $33,000 at December 31, 2006, 2005, and 2004, respectively.

The tables below reflect the maturity distribution for the loans (except for the Consumer and Other loans) in our loan portfolio at December 31, 2006:

	December 31, 2006
		Greater than one year
	One Year or	through	Greater than
(dollars in thousands)	Less	five years	five years	Total
Commercial Loans
Floating rate	$44,032	$7,194	$145	$51,371
Fixed rate	27,654	9,818	4,006	41,478

Real Estate Loans
Floating rate	-	1,723	8,101	9,824
Fixed rate	-	7,000	8,614	15,614
	$71,686	$25,735	$20,866	$118,287

There were no nonaccrual loans at December 31, 2006, 2005, and 2004.  In addition, there were no loans past due greater than 90 days or restructured loans at December 31, 2006, 2005, and 2004.

Allowance for Loan Losses

The Allowance for Loan and Lease Losses (“ALLL”) must be maintained at an adequate level to absorb estimated credit losses inherent in our loan portfolio and to ensure accurate reporting of financial information. Management has analyzed all classified credits, pools of loans, economic factors, trends in the loan portfolio, changes in policies, procedures, underwriting criteria and personnel involved in the loan approval process.

The Board of Directors reviews the adequacy of the allowance for loan losses on a quarterly basis. The allowance for loan losses is established through a provision for loan losses charged to operations. The provisions reflect management’s evaluation of the adequacy of the allowance based upon estimates used from historical peer group loan loss data because we began operations in March 2004 and lack sufficient historical data from the performance of loans in our loan portfolio. However, credit quality is affected by many factors beyond our control, including local and national economies, and facts may exist which are not currently known to us that adversely affect the likelihood of repayment of various loans in the loan portfolio and realization of collateral upon default. Accordingly, no assurance can be given that we will not sustain loan losses materially in excess of the allowance for loan losses. In addition, the OCC, as a major part of their examination process, periodically reviews the allowance for loan losses and could require additional provisions to be made. The allowance is based on estimates, and actual losses may vary from the estimates. However, as the volume of the loan portfolio grows, additional provisions will be required to maintain the allowance at adequate levels. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-off’s. Management believes that the allowance as of December 31, 2006 and the methodology utilized in deriving that level is adequate to absorb known and inherent risks in the loan portfolio.

The following is a summary of activity for the allowance for loan losses for the periods ended December 31, 2006, 2005, and 2004.

	December 31,
(dollars in thousands)	2006	2005	2004
Beginning balance	$1,164	$335	$-
Provision for loan losses	504	829	335
Charge off’s	-	-	-
Recoveries	-	-	-
Ending balance	$1,668	$1,164	$335

An allowance for losses on undisbursed commitments to extend credit of $127,000 and $193,000 at December 31, 2006 and 2005, respectively, is primarily related to commercial and home equity lines of credit and letters of credit which amounted to $52,066,000 and $40,264,000 at December 31, 2006 and 2005, respectively. The inherent risk associated with the loan is evaluated at the same time the credit is extended. However, the allowance held for the commitments are reported in other liabilities within the accompanying Statements of Financial Condition, and not as part of the allowance for loan losses in the above table.

Allocation of the Allowance for Loan Losses

	December 31,
(dollars in thousands)	2006	Percentage of Loans in Each Category	2005	Percentage of Loans in Each Category	2004	Percentage of Loans in Each Category
Commercial	$1,305	72.4%	$744	60.6%	$165	44.5%
Real Estate-Mortgage	234	19.9%	198	26.4%	54	44.8%
Consumer & Other	129	7.7%	141	13.0%	113	10.7%
Unallocated	1	-	81	-	3	-
Total	$1,668	100.0%	$1,164	100.0%	$335	100.0%

Deposits

At December 31, 2006, total deposits were $145.1 million compared to $107.1 million at December 31, 2005, representing an increase of 35.5% or $38.0 million. The majority of the increase in deposits resulted from certificates of deposit totaling $30.0 million at December 31,  2006 and $20 million at December 31, 2005 obtained from the State of California Treasurer’s Office.  In addition, there were $16.5 million in wholesale deposits at December 31, 2006 and none at December 31, 2005.

The following table reflects the summary of deposit categories by dollar and percentage at December 31, 2006 and 2005:

	December 31,
	2006		2005
		Percent of		Percent of
(dollars in thousands)	Amount	Total	Amount	Total
Non-Interest bearing demand deposits	$29,929	20.6%	$26,048	24.3%
Interest bearing demand deposits	4,348	3.0%	6,140	5.7%
Savings and Money Market demand deposits	30,977	21.4%	38,078	35.6%
Certificates of deposit	79,833	55.0%	36,824	34.4%
	$145,087	100.0%	$107,090	100.0%

The aggregate amount of certificates of deposit of $100,000 or more at December 31, 2006 and 2005 was $61.6 million and $35.6 million, respectively. Certificates of deposit have become more attractive to depositors and levels have increased primarily due to increased market interest rates compared to money market demand accounts.

The table below sets forth the amount and remaining maturities of our certificates of deposit at December 31, 2006. At December 31, 2006, the Bank had certificates of deposit from the State of California Treasurer’s Office for a total $30.0 million that represented 20.7% of total deposits.

		Greater than
		Six months
	Six months	through	Greater than
(dollars in thousands)	and less	one year	one year
0.00% to 2.99%	$1,388	$-	$-
3.00% to 3.99%	683	50	-
4.00% to 4.99%	10,264	-	-
5.00% to 5.50%	61,525	5,923	-
Total	$73,860	$5,973	$

The table below sets forth the average balances and average interest rates paid on deposits for the years ended December 31, 2006 and 2005.

	December 31,
	2006		2005
(dollars in thousands)	Average	WAIR	Average	WAIR
Non-interest bearing demand deposits	$28,418	0.00%	$17,531	0.00%
Interest bearing demand deposits	5,213	1.07%	3,604	0.59%
Savings and money market demand deposits	45,110	2.07%	46,123	1.17%
Certificates of deposit	44,358	4.51%	15,690	3.04%
	$123,099	2.42%	$82,948	1.25%

Liquidity

Liquidity, as it relates to banking, is the ability to meet loan commitments and to honor deposit withdrawals through either the sale or maturity of existing assets or the acquisition of additional funds through deposits or borrowings. The main sources of funds to provide liquidity are maturities of overnight Federal funds sold, maturities of investments, loan repayments, and increases in deposits. We also maintain lines of credit with the Federal Home Loan Bank of San Francisco and other correspondent financial institutions.

Our liquidity ratio (the sum of cash, Federal funds sold, and available-for-sale investments, excluding pledged amounts, divided by total assets) was 16.8% and 28.1% at December 31, 2006 and 2005, respectively. At December 31, 2006, we had approximately $14 million in borrowing capacity at the Federal Home Loan Bank of San Francisco as well as $30 million in Federal fund lines of credit available with other correspondent banks in order to disburse loan commitments and to satisfy demands for deposit withdrawals. Each of these lines of credit is subject to conditions that we may not be able to meet at the time when additional liquidity is needed.

Capital Resources

See Item 1. Business – “Capital Standards”

Risk Factors that May Affect Future Results

In addition to other information contained in this report, the following discusses certain factors which may affect our financial results and operations and should be considered in evaluating the bank

We have a limited operating history, which makes it difficult to predict our future prospects and financial performance.

We began banking operations in March 2004.  Because of our limited operating history, it may be difficult to evaluate our business prospects or performance.  Our prospects are subject to the risks and uncertainties frequently encountered by companies in their early stages of development, including the risk that we will not be able to implement our business strategies.  Accordingly, our financial performance to date may not be representative of our long-term future performance or indicative of whether our business strategies will be successful.

If we are unable to generate profits on a consistent basis, our ability to compete effectively could be adversely affected.

Since inception, we have realized significant operating losses. We had organizational and pre-opening expenses of $1.6 million, and for the ten months of operations ending on December 31, 2004 and the year ended December 31, 2005, we realized net losses of $2.8 million and $2.2 million, respectively. In 2006, we experienced net income totaling $145,000; however, earnings varied significantly from quarter to quarter and we cannot guarantee that we will be able to achieve consistent future profitability.

We may have difficulty managing our growth which may divert resources and limit our ability to successfully expand our operations.

We have grown substantially since we began operations in March 2004. At December 31, 2006, we had $200.8 million in total assets, $126.3 million in net loans and $145.1 million in deposits. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and manage a growing number of customer relationships. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Consequently, our continued growth may place a strain on our administrative and operational infrastructure.

We expect to continue to experience significant growth in the amount of our assets, the level of our deposits and the scale of our operations. Our future profitability will depend in part on our continued ability to grow; however, we may not be able to sustain our historical growth rate or even be able to grow at all.

We rely heavily on our senior management team and other employees, the loss of whom could significantly harm our business.

Our success depends heavily on the abilities and continued service of our executive officers, especially Alan I. Rothenberg, our Chairman and Chief Executive Officer, Jason DiNapoli, our President and Chief Operating Officer, and Donn Jakosky, our Executive Vice President and Chief Credit Officer. These three individuals are integral to implementing our business plan. If we lose the services of any of our executive officers, our business, financial condition, results of operations and cash flows may be adversely affected. Furthermore, attracting suitable replacements may be difficult and may require significant management time and resources.

We also rely to a significant degree on the abilities and continued service of our deposit generating, lending, administrative, operational, accounting and financial reporting, marketing and technical personnel. Competition for qualified employees in the banking industry is intense and there are a limited number of qualified persons with knowledge of, and experience in, the California independent banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. If we fail to attract and retain the necessary deposit generation, loan, administrative, marketing and technical personnel, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Lack of seasoning in our loan portfolio may increase the risk of credit defaults in the future.

All loans in our loan portfolio were originated within the past three years. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a portfolio of recently originated loans. Because our loan portfolio is relatively unseasoned, the current level of delinquencies may be below the level that will prevail when the portfolio becomes more seasoned.

Until our portfolio becomes more seasoned, we must rely in part on the historical loan loss experience of other financial institutions and the experience of our management in determining our allowance for loan losses, which may not be comparable to what may occur with our portfolio.

Because most of the loans in our loan portfolio were originated within the past three years, our loan portfolio does not provide an adequate history of loan losses for our management to rely upon in establishing our allowance for loan losses. We therefore rely to a significant extent upon other financial institutions’ histories of loan losses and their allowance for loan losses, as well as our management’s estimates based on their experience in the banking industry, when determining our loss allowance. The history of loan losses, the reserving policies of other financial institutions and our management’s judgment may not result in reserving policies that will be adequate for our business operations or applicable to our loan portfolio.

If our underwriting practices are not effective, we may suffer losses in our loan portfolio and our results of operations may be harmed.

We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. Depending on the type of loan, these practices include analysis of a borrower’s prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although we believe that our underwriting criteria are appropriate for the types of loans we make, we cannot assure you that they will be effective in mitigating all risks. If our underwriting criteria prove to be ineffective, we may incur losses in our loan portfolio, and these losses may exceed the amounts set aside as reserves in our allowance for loan losses.

If our allowance for loan losses is inadequate to cover actual losses, our financial results would be harmed.

A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The underwriting and credit monitoring policies and procedures that we have adopted to address this risk may not prevent unexpected losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Unexpected losses may arise for a wide variety of reasons, many of which are beyond our ability to predict, influence or control. Some of these reasons could include a prolonged economic downturn in the State of California, a decline in the California real estate market, changes in the interest rate environment and natural disasters.

Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our business, financial condition, results of operations and cash flows. Our allowance for loan losses reflects our best estimate of the losses inherent in the existing loan portfolio at the relevant balance sheet date and is based on management’s evaluation of the collectibility of the loan portfolio, which evaluation is based on historical loss experience and other significant factors. The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. While we believe that our allowance for loan losses is adequate to cover current losses, we cannot assure you that we will not increase the allowance for loan losses further or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our business, financial condition, results of operations and cash flows.

Bank regulators may require us to increase our allowance for loan losses, which could have a negative effect on our financial condition and results of operations.

Bank regulators, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. They may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses required by bank regulators could have a negative effect on our financial condition and results of operations.

Our lending limit may adversely affect our competitiveness.

Our regulatory lending limit as of December 31, 2006 to any one customer or related group of customers was $8.4 million. Our lending limit is substantially smaller than those of most financial institutions with which we compete. While we believe that our lending limit is sufficient for our targeted market of small to mid-size businesses, and individuals, it may affect our ability to attract or maintain customers or to compete with other financial institutions. Moreover, to the extent that we incur losses and do not obtain additional capital, our lending limit, which depends upon the amount of our capital, will decrease.

We face strong competition from financial services companies and other companies that offer banking services, and our failure to compete effectively with these companies could have a material adverse affect on our business, financial condition, results of operations and cash flows.

Within the Los Angeles metropolitan area we face intense competition for loans, deposits, and other financial products and services. Increased competition within our pricing market may result in reduced loan originations and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the types of loans and banking services that we offer. These competitors include national banks, regional banks and other independent banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, mortgage banks and other financial intermediaries. In particular, our competitors include financial institutions whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions may have larger lending limits which would allow them to serve the credit needs of larger customers. These institutions, particularly to the extent they are more diversified than we are, may be able to offer the same loan products and services we offer at more competitive rates and prices.

To define banking competition in Century City, where our only office is located, a four zip code area was analyzed, 90024 (Westwood), 90025, 90064 (both West Los Angeles) and 90067 (Century City). We compete against several banks, many of which have greater lending limits, and a wider variety of products and services than us. We also compete against three community banks for both loans and deposits. As of June 30, 2006, total deposits in the four zip code area equaled nearly $12.5 billion. Within the same territory, Century City (90067) has the largest share of bank deposits at $6.4 billion.

We also face competition from out-of-state financial intermediaries that have opened loan production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits, and our business, financial condition, results of operations and cash flows may be materially adversely affected.

If we cannot attract deposits, our growth may be inhibited.

We plan to increase significantly the level of our assets, including our loan portfolio. Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by continuing to establish and strengthen our personal relationships with our customers and by offering deposit products that are competitive with those offered by other financial institutions in our markets. We cannot assure you that these efforts will be successful. Our inability to attract additional deposits at competitive rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our inability to raise additional capital when needed or on favorable terms could inhibit our growth and could harm our operations.

To the extent that our deposits and total assets continue to grow, we may need to increase our capital in order to maintain our compliance with regulatory capital requirements. We may also need additional capital to fund growth in our loan portfolio or in the event we are unable to attract sufficient deposits in order to fund our growth. We cannot predict the timing and amount of our future capital requirements. If our capital needs exceed our earnings, we may seek funding through the capital markets; however, we may not be able to obtain capital when we need to or when it would be advantageous for us to do so. Failure to raise capital when needed could limit or eliminate our ability to grow, or in extreme instances, materially adversely affect our operations. Moreover, even if capital is available, it may be upon terms that are not favorable to existing common shareholders and could dilute their interest.

We rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in or break of those systems that may result in lost business and we may not be able to obtain substitute providers on terms that are as favorable if our relationships with our existing service providers are interrupted.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including customer relationship management, general ledger, deposit, servicing and loan origination systems. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. We cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could have a material adverse effect on our business, financial condition, results of operations and cash flows. If any of our third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all. Any of these circumstances could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may experience certain risks in connection with our online banking services that could adversely affect our business.

Our business will depend in part upon the use of the internet and online services as a medium for banking and commerce by customers. Our inability to modify or adapt our infrastructure in a timely manner or the expenses incurred in making such adaptations could hurt our business. Additionally, any compromise in the secured transmission of confidential information over public networks could hurt our business.

Changes in economic conditions, and in particular a prolonged economic slowdown in the State of California, could hurt our business materially.

Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. We are particularly susceptible to conditions and changes affecting the State of California and Southern California in view of the concentration of our operations and the collateral securing, and likely to secure, our loan portfolio in Southern California. Deterioration in economic conditions, in California and Southern California in particular, could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows:

•	Problem assets and foreclosures may increase;

•	Loan delinquencies may increase;

•	Demand for loans and our other products and services may decline;

•	Deposits may decrease; and

•
Collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power or capacity to repay, and reducing the value of assets and collateral associated with our existing loans.

In addition, because we plan to make loans to small to medium-sized businesses, many of our customers may be particularly susceptible to economic slowdowns or recessions and may be unable to make scheduled principal or interest payments during these periods.

Many of our loans will be secured by real estate, and a downturn in the real estate market could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A downturn in real estate market could hurt our business because we anticipate that most of our loans will be secured by real estate. At December 31, 2006, approximately 39.1% of our total loan commitments consisted of loans collateralized by various types of real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other laws, regulations and policies and acts of nature. In addition, real estate values in California could be affected by, among other things, earthquakes and national disasters particular to the state. If real estate prices decline, the value of real estate collateral securing our loans will be reduced. As a result, we may experience greater charge-offs and, similarly, our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans.

A natural disaster or recurring energy shortage, especially in California, could harm our business.

Historically, Southern California has been vulnerable to natural disasters. Therefore, we are susceptible to the risks of natural disasters, such as earthquakes, wildfires, floods and mudslides. Natural disasters could harm our operations directly through interference with communications, as well as through the destruction of facilities and our operational, financial and management information systems. Uninsured or underinsured disasters may reduce a borrower’s ability to repay mortgage loans. Disasters may also reduce the value of the real estate securing our loans, impairing our ability to recover on defaulted loans. Southern California has also experienced energy shortages which, if they recur, could impair the value of the real estate in those areas affected. The occurrence of natural disasters or energy shortages in Southern California could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations are concentrated in the Los Angeles metropolitan area.

Our loan activities are largely based in the Los Angeles metropolitan area. To a lesser extent, our deposit base is also generated from this area. As a result, our financial performance will depend largely upon economic conditions in this area. Adverse local economic conditions could cause us to experience an increase in loan delinquencies, a reduction in deposits, an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, all of which could adversely affect our profitability.

We are subject to extensive government regulation, and these regulations may hamper our ability to increase assets and earnings and could result in a decrease in the value of your shares.

Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change, which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. These laws are primarily intended for the protection of consumers, depositors and the deposit insurance funds and not for the protection of shareholders of bank holding companies or banks. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations. We cannot assure you that these proposed laws, rules and regulations or any other laws, rules or regulations will not be adopted in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, further limit or restrict the amount of commissions, interest or other charges earned on loans originated by us or otherwise adversely affect our business, financial condition, results of operations or cash flows.

Environmental liability associated with lending activities could result in losses.

In the course of our business, we may foreclose on and take title to properties securing our loans.  If hazardous substances were discovered on any of these properties, we may be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses and may materially limit use of properties we acquire through foreclosure, reduce their value or limit our ability to sell them in the event of a default on the loans they secure. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

The threat of terrorism has created uncertainty and further terrorist acts on the United States could depress the economy.

The terrorist attacks and international conflicts of recent years have resulted in continued uncertainty regarding the economic outlook of the United States. The possibility of further terrorist attacks, as well as continued terrorist threats, may prolong the depth and length of this economic uncertainty. Future terrorist acts and responses to such activities could adversely affect us in a number of ways, including an increase in delinquencies, bankruptcies or defaults that could result in a higher level of non-performing assets, net charge-offs and provision for loan losses.

Changes in interest rates could reduce our income, cash flows and asset values.

Our income and cash flows and the value of our assets depend to a great extent on the difference between the interest rates we earn on interest-earning assets, such as loans and investment securities, and the interest rates we pay on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the FRB. Changes in monetary policy, including changes in interest rates, will influence not only the interest we receive on our loans and investment securities and the amount of interest we pay on deposits, it will also affect our ability to originate loans and obtain deposits and our costs in doing so. If the rate of interest we pay on our deposits and other borrowings increases more than the rate of interest we earn on our loans and other investments, our net interest income, and therefore our earnings, could be adversely affected. Our earnings could also be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other borrowings.

Item 7A.	Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk Management

Our current business plan is subject to interest rate risk, which is the impact that changes in interest rates would have on future earnings. The Board Asset/Liability Committee manages interest rate risk, including interest rate sensitivity and the repricing characteristics of assets and liabilities. The principal objective of asset/liability management is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings. Net interest income is the primary source of earnings and is affected by interest rate movements. Changes in interest rates have a lesser impact the more that assets and liabilities reprice in approximately equivalent amounts within the same time intervals. Disproportionate balances in these repricing opportunities at any point in time constitute interest sensitivity gaps, which is the difference between interest sensitive assets and interest sensitive liabilities. The models’ static measurements are best used as early indicators of potential interest rate exposures and do not reflect the results of any projected activity.

An asset sensitive gap is an excess amount of interest sensitive assets over interest sensitive liabilities, whereas a liability sensitive gap is an excess of interest sensitive liabilities over interest sensitive assets. A mismatched gap position generally indicates the changes in income from interest earning assets not being completely proportionate to changes in the cost of interest bearing liabilities in a changing rate environment, resulting in net interest income volatility. Generally, if rate sensitive assets exceed rate sensitive liabilities, net interest income will be positively impacted during a rising interest rate environment and negatively impacted during a declining interest rate environment. On the other hand, if rate sensitive liabilities exceed rate sensitive assets, net interest income will be positively impacted during a declining interest rate environment and negatively impacted in an increasing interest rate environment. Although assets and liabilities products offered by depository institutions may respond differently to changes in the interest rate environment, the “gap” between assets and liabilities is only a general indicator of interest rate sensitivity and how volatile our net interest income might be affected by changing interest rates. Furthermore, the prepayment of loans and securities available for sale, and early withdrawals of certificates of deposit, may change the interest sensitivity.

The following table sets forth the distribution of rate sensitive assets and liabilities at the date indicated:

RATE SENSITIVITY

December 31, 2006
(dollars in thousands)	Three Months Or Less	Over Three Through Twelve Months	Over One Year Through Five Years	Over Five Years	Total
Assets
Federal Funds Sold	$16,505	$-	$-	$-	$16,505
Interest bearing balances with other financial institutions	123	-	-	-	123
Investments, available for sale	3,996	2,947	4,703	30,761	42,406
Investments, held to maturity	100			6,170	6,270
Federal Reserve Bank and Federal Home Loan Bank Stock	-	-	-	2,517	2,517
Loans, gross	82,425	15,906	17,071	12,578	127,980
Rate Sensitive Assets	$103,149	$18,853	$21,774	$52,026	$195,802

Liabilities
Interest bearing demand deposits	$4,348	$-	$-	$-	$4,348
Savings and Money Market demand deposits	30,977	-	-	-	30,977
Certificates of deposit	37,542	42,291	-	-	79,833
Rate Sensitive Liabilities	$72,867	$42,291	$-	$-	$115,159

Interval Gaps:
Interest rate sensitivity gap	$30,281	$(23,438)	$21,774	$52,026	$80,643
Rate sensitive assets to rate sensitive liabilities	141.6%	44.6%	N/A	N/A	170.0%

Cumulative Gaps:
Cumulative interest rate sensitivity gap	$30,281	$6,843	$28,617	$80,643	$80,643
Rate sensitive assets to rate sensitive liabilities	141.6%	105.9%	124.8%	170.0%	170.0%

The “Rate Sensitivity” table above reflects that the Bank is asset sensitive in each of the repricing periods except in the three through twelve month category. The assets and liabilities are classified by the earlier of the repricing or maturity date in accordance with the contractual terms of the assets.

Item 8.	Financial Statements and Supplementary Data

Financial statements are filed as a part of this Report at the end of Part III hereof beginning on page F-1 and are incorporated herein by reference.

Item 9.	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Grant Thornton had not been consulted by us during the fiscal year ended December 31, 2006, with regard to either: (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Bank’s financial statements; and neither a written report was provided to us nor oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (b) any matters that were the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B.

Item 9A.	Controls and Procedures

1) Evaluation of Disclosure Controls and Procedures

As of December 31, 2006, we established and evaluated, under the supervision and with the participation of our chief executive officer and principal accounting officer, the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(c) under the Securities Exchange Act of 1934, as adopted by the Comptroller (the “Exchange Act”)). We are subject to the requirements of Section 404 of the Sarbanes Oxley Act of 2002. Accordingly, we had an independent test and assessment of the effectiveness of our internal control over financial reporting. The chief executive officer and principal accounting officer concluded that our disclosure controls and procedures were effective as of December 31, 2006.

2) Management’s Report on Internal Control over Financial Reporting

Management of the Bank is responsible for establishing and maintaining adequate internal control over financial reporting. The Bank’s internal control over financial reporting is a process designed under the supervision of the Bank’s principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Bank’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.

As of December 31, 2006, management conducted an assessment of the effectiveness of the Bank’s internal control over financial reporting based on the framework established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management has determined that the Bank’s internal control over financial reporting as of December 31, 2006 is effective.

Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Bank; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Bank’s assets that could have a material effect on our financial statements. Management’s assessment of the effectiveness of the firm’s internal control over financial reporting as of December 31, 2006 has been audited by Grant Thornton, LLP, an independent registered public accounting firm, as stated in their report appearing at 9A(2) below.

3) Remediation of Material Weaknesses in Internal Control

Not applicable.

4) Changes in Internal Controls

We established internal controls over financial reporting as part of our organization and there were no changes to such internal controls over the course of the year that would materially affect, or that would be reasonably likely to materially affect, our internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Board of Directors and
Stockholders of 1ST Century Bank, N.A.

We have audited management's assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that 1st Century Bank, N.A. (the “Bank”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Bank’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Bank's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that 1st Century Bank, N.A. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Also in our opinion, 1st Century Bank, N.A. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial condition of 1st Century Bank, N.A. as of December 31, 2006 and 2005, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the period ended December 31, 2006 and our report dated March 13, 2007 expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP

Woodland Hills, California
March 13, 2007

Item 9B.	Other Information

None.

PART III

Item 10.	Directors, Executive Officers, and Corporate Governance

The information required to be furnished pursuant to this item with respect to Directors and Executive Officers of the Bank will be set forth under the caption "Election of Directors" in the Bank's proxy statement for the 2006 Annual Meeting of Shareholders (the " Proxy Statement"), which the Bank will file with the SEC within 120 days after the close of the Bank's 2006 fiscal year in accordance with SEC Regulation 14A under the Securities Exchange Act of 1934. Such information is hereby incorporated by reference.

The information required to be furnished pursuant to this item with respect to compliance with Section 16(a) of the Exchange Act will be set forth under the caption "Section 16(a) Beneficial Ownership Reporting Compliance" in the Proxy Statement, and is incorporated herein by reference.

The information required to be furnished pursuant to this item with respect to the Bank's Code of Ethics will be set forth under the caption “Board Committees and Other Corporate Governance Matters” in the Proxy Statement, and is incorporated herein by reference.

Item 11.	Executive Compensation

The information required to be furnished pursuant to this item will be set forth under the caption "Executive Compensation" and "Compensation Discussion and Analysis" in the Proxy Statement, and is incorporated herein by reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,904,554	$6.08	818,221(2)

(1)  Includes the 1st Century 2004 Stock Option Plan approved by shareholders on February 24, 2004, and the amended 2005 Equity Incentive Plan approved by shareholders on May 23, 2005.

(2)  This figure is calculated by subtracting the following from the total number of shares available for issuance under all of the Bank’s equity compensation plans, or 2,903,884: (i) 1,904,554, the number of options outstanding, (ii) 74,109, the number of options previously exercised, and (iii) 107,000, the non-forfeited restricted shares granted.

Other Information Concerning Security Ownership of Certain Beneficial Owners and Management

The information required by Item 12 will be set forth under the captions "Security Ownership of Certain Beneficial Owners” and “Election of Directors” in the Proxy Statement, and is incorporated herein by reference.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

The information required to be furnished pursuant to this item will be set forth under the caption "Transactions with Directors and Executive Officers" in the Proxy Statement, and is incorporated herein by reference.

Item 14.	Principal Accountant Fees and Services

The information required to be furnished pursuant to this item will be set forth under the caption "Relationship with Independent Accountants-Fees" in the Proxy Statement, and is incorporated herein by reference

Item 15.	Exhibits

3.1.	Articles of Association of 1st Century Bank, as amended. (1)

3.2.	Bylaws of 1st Century Bank. (2)

4.1.	See Exhibits 3.1 and 3.2 for provisions in 1st Century Bank’s Articles of Association and Bylaws defining the rights of holders of the common stock.

4.2.	Form of Common stock certificate. (3)

10.1.	Employment Agreement between Donn Jakosky and 1st Century Bank, dated March 5, 2007.

10.2.	Lease by and between Scriba Enterprises, Inc., as landlord, and 1st Century Bank, as tenant, dated February 27, 2006. (4)

10.3.	Lease Amendment #1 by and between 1875/1925 Century Park East Company and 1st Century Bank, dated June 9, 2006. (5)

10.4.	Separation Agreement by and between 1st Century Bank and Angelina Bingham, dated May 23, 2006. (6)

10.5.	Amended 2005 Equity Incentive Plan. (7)

10.6.	2005 Equity Incentive Plan Form of Stock Option Grant Agreement. (8)

10.7.	Form of Resale Restriction Agreement. (9)

10.8.	Form of Restricted Stock Grant Agreement. (10)

10.9.	2004 Director and Employee Stock Option Plan. (11)

10.10.	2004 Director and Employee Stock Option Agreement. (12)

10.11.	2004 Founder Stock Option Plan. (13)

10.12.	2004 Founder Stock Option Agreement. (14)

10.13.	Option Anti-Dilution Agreement of Richard S. Cupp, dated May 11, 2005. (15)

10.14.	Option Anti-Dilution Agreement of Alan I. Rothenberg, dated May 11, 2005. (16)

10.15.	Consulting Arrangement between Richard S. Cupp and 1st Century Bank. (17)

10.16.	Employment Agreement between Richard S. Cupp and 1st Century Bank. (18)

10.17.	Consulting Agreement between Alan I. Rothenberg and 1st Century Bank. (19)

14.	Code of Ethics, attached as Exhibit 14 to 1st Century Bank’s 2003 Form 10-KSB, and incorporated herein by reference.

23.	Consent of Independent Auditors.

31.1.	CEO Certification required under Section 302 of the Sarbanes–Oxley Act of 2002.

31.2.	Controller Certification required under Section 302 of the Sarbanes–Oxley Act of 2002.

32.1.	CEO Certification required under Section 906 of the Sarbanes–Oxley Act of 2002.

32.2.	Controller Certification required under Section 906 of the Sarbanes–Oxley Act of 2002.

(1)	Filed as Exhibit 3.1 to the Registration Statement on Form SB-2 with the OCC on November 7, 2003, and amended on May 25, 2005, and incorporated herein by reference.

(2)	Filed as Exhibit 3.2 to the Form SB-2 with the OCC on November 7, 2003, and incorporated herein by reference.

(3)	Filed as Exhibit 4.2 to Amendment No. 2 to Form SB-2 with the OCC, filed on December 5, 2003, and incorporated herein by reference.

(4)	Filed with the OCC as Exhibit 99.1 to 1st Century Bank’s Current Report on Form 8-K, on March 6, 2006, and incorporated herein by reference.

(5)	Filed with the OCC as Exhibit 10.1 to 1st Century Bank’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, and incorporated herein by this reference.

(6)	Filed with the OCC as Exhibit 10.1 to 1st Century Bank’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, and incorporated herein by this reference.

(7)	Filed with the OCC as Exhibit 10.3 to 1st Century Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and incorporated herein by this reference.

(8)	Filed with the OCC as Exhibit 10.4 to 1st Century Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and incorporated herein by this reference.

(9)	Filed with the OCC as Exhibit 10.5 to 1st Century Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and incorporated herein by this reference.

(10)	Filed with the OCC as Exhibit 10.6 to 1st Century Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and incorporated herein by this reference.

(11)	Filed with the OCC as Exhibit 10.9 to 1st Century Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and incorporated herein by this reference.

(12)	Filed with the OCC as Exhibit 10.11 to 1st Century Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and incorporated herein by this reference.

(13)	Filed with the OCC as Exhibit 10.10 to 1st Century Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and incorporated herein by this reference.

(14)	Filed with the OCC as Exhibit 10.12 to 1st Century Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and incorporated herein by this reference.

(15)	Filed as Exhibit 10.2 to 1st Century Bank’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, and incorporated herein by this reference.

(16)	Filed as Exhibit 10.1 to 1st Century Bank’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, and incorporated herein by this reference.

(17)	Filed as Exhibit 10.5 to 1st Century Bank’s Amendment No. 1 to SB-2 and incorporated herein by reference.

(18)	Filed as Exhibit 10.6 to 1st Century Bank’s Amendment No. 1 to SB-2 and incorporated herein by reference.

(19)	Filed as Exhibit 10.7 to 1st Century Bank’s Amendment No. 1 to SB-2 and incorporated herein by reference.

SIGNATURES

In accordance with section 13 or 15(d) of the Securities Exchange Act, as adopted by the Comptroller, the registrant caused this report to be signed on its behalf by the undersigned, thereunto authorized, on the 16th day of March, 2007.

1ST CENTURY BANK, NATIONAL ASSOCIATION

By:	/s/ Alan I. Rothenberg
Alan I. Rothenberg
Chairman and Chief Executive Officer

By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

In accordance with the Securities Exchange Act of 1934, as adopted by the OCC, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

William S. Anderson	Director	March 16, 2007

Christian K. Bement	Director	March 16, 2007

Dave Brooks	Director	March 16, 2007

Richard S. Cupp	Director	March 16, 2007

/s/ Joseph J. Digange	Director	March 16, 2007
Joseph J. Digange

/s/ Jason P. DiNapoli	President and Chief Operating Officer,	March 16, 2007
Jason P. DiNapoli	Director(Principal Executive Officer)

/s/ Marshall S. Geller	Director	March 16, 2007
Marshall S. Geller

/s/ Joanne C. Kozberg	Director	March 16, 2007
Joanne C. Kozberg

Alan D. Levy	Director	March 16, 2007

/s/ Robert A. Moore	Director	March 16, 2007
Robert A. Moore

/s/ Lloyd Y. Moromisato	Vice President and Controller	March 16, 2007
Lloyd Y. Moromisato	(Principal Financial and Accounting Officer)

/s/ Barry D. Pressman	Director	March 16, 2007
Barry D. Pressman, M.D.

/s/ Alan I. Rothenberg	Chairman of the Board and Chief Executive Officer	March 16, 2007
Alan Rothenberg	(Principal Executive Officer)

/s/ Lewis N. Wolff	Director	March 16, 2007
Lewis N. Wolff

Item 8.	Financial Statements and Supplementary Data

1st Century Bank, N.A.
Statements of Financial Condition
(in thousands, except share data)

	December 31, 2006	December 31, 2005
ASSETS
Cash and due from banks	$4,687	$3,779
Federal funds sold	16,505	11,470
Total cash and cash equivalents	21,192	15,249
Interest-earning deposits at other financial institutions	123	4,621
Investments – available for sale, at estimated fair value	42,406	45,572
Investments – held to maturity, at amortized cost	6,270	7,231
Federal Reserve Bank stock, at cost	1,649	1,610
Federal Home Loan Bank stock, at cost	868	461
Loans, net of allowance for loan losses of $1,668 and $1,164	126,312	84,988
Premises and equipment, net	709	867
Accrued interest and other assets	1,223	1,036
Total Assets	$200,752	$161,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest bearing demand deposits	$29,929	$26,048
Interest bearing deposits
Interest bearing checking	4,348	6,140
Savings and money market demand	30,977	38,078
Certificates of deposit less than $100,000	18,204	1,203
Certificates of deposit of $100,000 or greater	61,629	35,621
Total Deposits	145,087	107,090
Accrued interest and other liabilities	1,556	1,429
Total Liabilities	146,643	108,519

Common stock, $5 par value – 50,000,000 shares authorized, 9,783,722 and 9,716,613 issued and outstanding at December 31, 2006 and December 31, 2005, respectively	48,919	48,583
Additional paid-in capital	12,825	12,222
Deferred compensation	(538)	(220)
Pre-opening accumulated deficit	(1,596)	(1,596)
Accumulated deficit from operations	(4,893)	(5,038)
Accumulated other comprehensive loss, net of tax	(608)	(835)

Total Stockholders’ Equity	54,109	53,116
Total Liabilities and Stockholders’ Equity	$200,752	$161,635

The accompanying notes are an integral part of these financial statements.

1st Century Bank, N.A.
Statements of Operations
Years ended December 31,
(in thousands, except share data)

	2006	2005	2004
Interest income on:
Loans	$8,273	$3,578	$580
Investments	2,460	1,435	366
Other	1,019	920	426
Total interest income	11,752	5,933	1,372

Interest expense on:
Deposits	2,983	1,037	249
Borrowings	49	2	-
Total interest expense	3,032	1,039	249
Net interest income	8,720	4,894	1,123

Provision for loan losses	504	829	335
Net interest income after provision for loan losses	8,216	4,065	788

Non-interest income	209	99	18

Non-interest expenses:
Compensation and benefits	4,684	3,682	1,901
Occupancy	988	670	544
Professional fees	1,222	685	334
Marketing	313	375	273
Technology	283	189	147
Other operating expenses	790	781	427
Total non-interest expenses	8,280	6,382	3,626
Pre-opening expenses	-	-	816
Income (Loss) before income taxes	145	(2,218)	(3,636)
Income Taxes	-	-	-
Net Income (Loss)	$145	$(2,218)	(3,636)

Basic and diluted income (loss) per share	$0.01	$(0.31)	$(0.53)

The accompanying notes are an integral part of these financial statements

1st Century Bank, N.A.
Statements of Stockholders’ Equity
Years ended December 31, 2006, 2005, and 2004
(in thousands, except share data)

	Outstanding Shares	Common Stock	Additional Paid-in Capital	Deferred Compensation	Pre-opening Accumulated Deficit	Accumulated Deficit from Operations	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at December 31, 2003	-	$-	$-	$-	$(780)	$-	$-	$(780)
Net proceeds from issuance of common stock, net of issuance cost	2,640,000	13,200	12,992	-	-	-	-	26,192
Pre-opening expenses during the development state from January 1, 2004 through February 29, 2004	-	-	-	-	(816)	-	-	(816)
Comprehensive net loss
Net loss	-	-	-	-	-	(2,820)	-	(2,820)
Net unrealized loss on investments available-for- sale	-	-	-	-	-	-	(213)	(213)
Total Comprehensive loss	-	-	-	-	-	(2,820)	(213)	(3,033)
2-for-1 stock split	2,640,000	13,200	(12,992)			(208)		-
Balance at December 31, 2004	5,280,000	26,400	-	-	(1,596)	(3,028)	(213)	21,563
Exercise of stock options	37,000	185	8	-	-	-	-	193
Proceeds from 2nd offering	4,399,613	21,998	13,199	-	-	-	-	35,197
Cost associated with 2nd offering	-	-	(1,183)	-	-	-	-	(1,183)
Transfer back for 2-for-1 stock split	-	-	(208)	-	-	208	-	-
Restricted stock granted			377	(377)
Amortization of restricted stock	-	-	-	157	-	-	-	157
Estimated compensation expense from the acceleration of vesting of stock options	-	-	29	-	-	-	-	29
Comprehensive net loss
Net loss	-	-	-	-	-	(2,218)	-	(2,218)
Net unrealized loss on investments available-for- sale	-	-	-	-	-	-	(622)	(622)
Total comprehensive loss	-	-	-	-	-	(2,218)	(622)	(2,840)
Balance at December 31, 2005	9,716,613	48,583	12,222	(220)	(1,596)	(5,038)	(835)	53,116

Exercise of stock options	43,109	216	29	-	-	-	-	245
Restricted stock granted	-	-	714	(714)	-	-	-	-
Restricted stock issued	24,000	120	(120)	-	-	-	-	-
Cancellation of restricted stock issued	-	-	(216)	194	-	-	-	(22)
Amortization of restricted stock	-	-	-	202	-	-	-	202
Estimated compensation expense from the acceleration of vesting of stock options	-	-	196	-	-	-	-	196
Comprehensive net income
Net income	-	-	-	-	-	145	-	145
Net unrealized gain on investments available-for-sale	-	-	-	-	-	-	227	227
Total comprehensive income	-	-	-	-	-	145	227	372
Balance at December 31, 2006	9,783,722	$48,919	$12,825	$(538)	$(1,596)	$(4,893)	$(608)	$54,109

The accompanying notes are an integral part of this financial statement.

1st Century Bank, N.A.
Statements of Cash Flows
Years ended December 31,
(in thousands)

	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$145	$(2,218)	$(3,636)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	259	237	185
Provision for loan losses	504	829	335
Amortization of deferred loan costs (fees)	(340)	(96)	(30)
Non-cash stock compensation	376	186	-
Net gains on sales of securities available for sale	-	-	(2)
Net amortization of premiums & discounts from investment securities AFS	(13)	28	33
Net amortization of premiums & discounts from investment securities HTM	(10)	(4)	2
Increase in accrued interest and other assets	(188)	(432)	(439)
Increase in accrued interest and other liabilities	127	860	523
Net cash provided by (used in) operating activities	860	(610)	(3,029)
Cash flows from investing activities:
Net change in interest-earning deposits at other financial institutions	4,497	8,473	(13,095)
Activity in securities available for sale:
Purchases	(9,139)	(33,475)	(23,130)
Maturity, principal reductions and calls	12,546	6,657	1,499
Proceeds from the sale of securities	-	-	1,984
Activity in securities held to maturity:
Purchases	(99)	(4,873)	(2,975)
Principal reductions	1,071	583	37
Loan originations and principal collections, gross	(41,488)	(52,524)	(23,349)
Loan purchases	-	-	(10,153)
Purchase of premises and equipment	(101)	(90)	(1,067)
Purchase of Federal Reserve Bank stock and Federal Home Loan Bank stock	(447)	(1,256)	(814)
Net cash used in investing activities	(33,160)	(76,505)	(71,063)
Cash flows from financing activities:
Net increase in deposits	37,998	43,074	62,082
Net proceeds from the issuance of common stock	-	34,014	26,192
Exercise of stock options	245	193	-
Net cash provided by financing activities	38,243	77,281	88,274
Increase in cash and cash equivalents	5,942	166	14,182
Cash and cash equivalents, beginning of period	15,249	15,083	901
Cash and cash equivalents, end of period	$21,192	$15,249	$15,083

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,824	$954	$245
Non-cash investing and financing activities:
Net increase on unrealized loss on investments AFS	$227	$622	$213

The accompanying notes are an integral part of this financial statement.

1ST CENTURY BANK, N.A. NOTES TO FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

Nature of Operation

1st Century Bank, N.A. (the “Bank”) was approved to open for business on March 1, 2004 in the State of California operating under the laws of a National Association (“N.A.”) regulated by the Office of the Comptroller of the Currency (“OCC”). The Bank is a commercial bank that focuses on closely held and family owned businesses and their employees, professional service firms, real estate professionals and investors, the legal, accounting and medical professions, and small and medium-sized businesses and individuals in Los Angeles County. The Bank provides a wide range of banking services to meet the financial needs of the local residential community, with an orientation primarily directed toward owners and employees of the business client base. The Bank is subject to both the regulations and periodic examinations by the OCC, which is the federal regulatory agency.

Basis of Presentation

Common shares, per share data and stock option information in the accompanying financial statements and footnotes reflect the retroactive effect of the 2-for-1 stock split in the form of a stock dividend effective on February 28, 2005, for stockholders of record at the close of business on February 15, 2005.  Certain items in the 2005 and 2004 financial statements have been reclassified to conform to the 2006 presentation.

Use of Estimates

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and with the prevailing practices in the banking industry. Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates used by management in preparation of its financial statements include the allowance for loan losses and the valuation of deferred tax assets.  It is at least reasonably possible that a material change in this estimate may occur in the near term and cause actual results to differ materially.

Cash and Cash Equivalents

For the purpose of the cash flow statement, cash and cash equivalents include cash and due from banks and Federal funds sold. In general, Federal funds are sold for one-day and returned the next business day.  As of December 31, 2006 and 2005 the Bank maintained required reserves with the Federal Reserve Bank of San Francisco of approximately $435,000 and $218,000, respectively, which are included in cash and cash equivalents in the accompanying Statements of Financial Condition.

Interest-earning deposits at other financial institutions

Interest–earning deposits at other financial institutions mature within one year and are carried at cost.

Securities

Securities that management has a positive intent and ability to hold to maturity are classified as “Held to Maturity” or “HTM” and are recorded at amortized cost. Securities not classified as held to maturity with readily determinable fair values are classified as “Available for Sale” or “AFS” and are recorded at fair value, with unrealized gains/losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-then-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial conditions and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Federal Reserve Bank (“FRB”) stock and Federal Home Loan Bank (“FHLB”) stock are carried at cost and are considered restricted equity securities.

Loans

Loans, net are stated at the unpaid principal balances less the allowance for loan losses and unamortized deferred fees and costs. Loan origination fees and related direct costs are deferred and accreted to interest income as an adjustment to yield over the respective maturities of the loans using the effective interest method.

 Interest on loans is accrued as earned on a daily basis, except where reasonable doubt exists as to the collection of interest, in which case the accrual of interest is discontinued and the loan is placed on non-accrual status.

Loans are placed on non-accrual at the time a loan is 90 days delinquent, or the loan is charged-off at an earlier date if the collection of the proceeds is considered doubtful. Interest on non-accrual loans is accounted for on a cash-basis or cost-recovery method, until qualifying for return to accrual status. In order for a loan to return to accrual status, all principal and interest amounts owed are brought current and future payments are reasonably assured. At December 31, 2006 and 2005, the Bank did not have any loans on non-accrual status.

 The Bank also evaluates loans for impairment, where principal and interest is not expected to be collected in accordance with the contractual terms of the loan agreement. For impairment, the Bank analyzes on a loan by loan basis, using either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Loans that experience insignificant payment delays or payment shortfalls are generally not considered in the impairment calculation. At December 31, 2006 and 2005, the Bank did not have any impaired loans.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes and confirms that repayment is uncollectible. Subsequent repayments or recoveries, if any, are credited to the allowance. The provisions reflect management’s evaluation of the adequacy of the allowance based upon estimates used from historical peer group loan loss data because the Bank began operations in March 2004 and lacks historical data from the performance of loans in the loan portfolio and the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  Management carefully monitors changing economic conditions, the concentrations of loan categories and collateral, the financial condition of the borrowers, the history of the loan portfolio, and historical peer group loan loss data to determine the adequacy of the allowance for loan losses. The allowance is based on estimates, and actual losses may vary from the estimates. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-off’s. Management believes that the allowance as of December 31, 2006 and 2005 is adequate to absorb known and inherent risks in the loan portfolio.

Furniture, Fixtures and Equipment, net

Leasehold improvements and furniture, fixtures and equipment are carried at cost, less depreciation and amortization. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful life of the asset (three to five years). Leasehold improvements are depreciated using the straight-line method over the terms of the related leases or the estimated lives of the improvements, whichever is shorter.

Advertising Costs

Advertising costs are expensed as incurred.

Income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in the rates and laws.

Other Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income (loss).

Accumulated other comprehensive income (loss) consists of net unrealized gains and losses on securities available for sale at December 31, 2006, 2005, and 2004.

Net Earnings (Loss) per Share

The Bank reports both basic and diluted net earnings per share.  Basic net earnings per share is determined by dividing net earnings by the average number of shares of common stock outstanding, while diluted net earnings per share is determined by dividing net earnings by the average number of shares of common stock outstanding adjusted for the dilutive effect of common stock equivalents.  Potential common shares related to outstanding stock options and restricted stock are determined using the treasury stock method.

(dollars in thousands)	Years Ended December 31,
	2006	2005	2004

Net income (loss)	$145	$(2,218)	$(3,626)
Average number of common shares outstanding	9,746,435	7,124,871	5,280,000
Effect of dilutive options	703,483	-	-
Effect of dilution of restricted stock	58,194	-	-
Average number of common shares outstanding used to calculate diluted earnings per common share	10,508,112	7,124,871	5,280,000

There were no anti-dilutive shares excluded from the wegithed average shares outstanding calculation during 2006 and 626,021 and 20,815 anti-dilutive shares were excluded from the calculation during 2005 and 2004, respectively.

Fair Value of Financial Instruments

Estimated fair value amounts have been determined using available market information and appropriate valuation methods. Considerable judgment is required to interpret market data and develop the estimates of fair value. Accordingly, the estimates of fair value in the financial statements are not necessarily indicative of the amounts the Bank would receive in a current market exchange.

Stock-Based Compensation

Prior to 2006, the Bank accounted for share-based compensation to employees under the intrinsic value method in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.  Beginning on January 1, 2006, the Bank began recognizing compensation expense for stock options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised) (“No. 123R”), Share-Based Payment.  The Bank elected to use the modified prospective transition method as permitted by SFAS No. 123R and therefore has not restated the financial results for prior periods.  No options have been issued since adoption.

The Bank issues stock options at the fair value of the stock as of the date of grant. The Bank has an “Employee and Directors” stock option plan, along with a “Founders” stock option plan, both of which are subject to the requirements of the respective plans. The Bank accounts for stock-based employee compensation as prescribed by Accounting Principles Board Opinion No. 25 (“APB No. 25”), Accounting for Stock Issued to Employees, and has adopted the disclosure provisions of No. 148, Accounting for Stock Based Compensation – Transition and Disclosure on Amendment of SFAS No. 123.  SFAS No. 148 requires pro-forma disclosures of the Bank’s net income and net income per share as if the fair value based method of accounting for stock based awards had been applied. Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the service period.

The Bank accounts for stock-based compensation using the intrinsic value method prescribed by APB No. 25 under which no compensation cost of stock options is recognized for the stock option awards granted at or above fair market value. On October 20, 2005, the Board approved the acceleration of vesting for all of the outstanding options in order to reduce the adverse impact of SFAS No. 123R. As a result of the vesting acceleration under APB No. 25, 1.5 million options became exercisable immediately. However, as a condition of the acceleration, to avoid any unintended personal benefits to the Bank’s directors and executive officers and provide an incentive for continued contributions to the long-term operation of the Bank, the Bank also imposed restrictions on the sale of the shares underlying the accelerated options held by directors and executive officers. These restrictions prevent the sale of any stock obtained through the exercise of the accelerated options prior to the lapse of the specified restriction periods that are intended to be equivalent to the original vesting schedules. Approximately 1.3 million options of the 1.5 million options accelerated are subject to restrictions on resale of any stock obtained through the exercise of the options.  During the years ended December 31, 2006 and 2005, non-cash stock compensation expenses of $29,000 and $196,000, respectively, were recognized due to the estimated compensation expense required by FASB Interpretation No. 44 for the stock options that were accelerated in October 2005. Future non-cash stock compensation related to the acceleration of the vesting may fluctuate as a result of changes in management’s estimate due to unforeseen changes in the employment status of option holders.

The following table illustrates the effect on the net loss from bank operations and net loss per share from bank operations if the Bank had applied the fair value recognition provisions of SFAS No. 148 to stock-based employee compensation for the years ended December 31, 2005, and 2004:

(dollars in thousands, except per share amounts)	2005	2004
Net income (loss) from bank operations:
As reported	$(2,218)	$(2,820)
Total stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects	(4,937)	(190)
Pro forma net income from bank operations:	$(7,155)	$(3,010)

Basic and diluted loss per share from bank operations as reported:	$(.31)	$(.53)
Basic and diluted loss per share from bank operations pro forma:	$(1.00)	$(.57)

The fair value of the stock options is estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 2005 and 2004: dividend yield of 0%; expected volatility of 44%; risk free interest rate of 3.53% to 4.38%; and an expected option life of 7 years.

On October 20, 2005, the Bank granted 24,000 restricted stock awards to the directors with a vesting period of four months and 31,000 restricted stock awards to employees with a cliff vesting period of four years. On May 1, 2006, the Bank granted 26,500 restricted stock awards to the directors and 50,000 restricted stock awards to employees with a cliff vesting period of three years.  The restricted stock awards, accounted for under SFAS No. 123R, are considered fixed awards as the number of shares and fair value is known at the date of grant and the value is amortized over the vesting period.

Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS 156 Accounting for Servicing of Financial Assets, which requires that an entity separately recognize a servicing asset or a servicing liability when it undertakes an obligation to service a financial asset under a servicing contract in certain situations. Such servicing assets or servicing liabilities are required to be initially measured at fair value, if practicable. Statement 15 also allows an entity to choose one of two methods when subsequently measuring its servicing assets and servicing liabilities: (1) the amortization method or (2) the fair value method. The amortization method existed under Statement 140 and remains unchanged in (1) allowing entities to amortize their servicing assets or servicing liabilities in proportion to and over the period of estimated net servicing income or net servicing loss and (2) requiring the assessment of those servicing assets or servicing liabilities for impairment of increased obligation based on fair value at each reporting date. The fair value measurement method allows entities to measure their servicing assets or servicing liabilities at fair value each reporting date and report changes in fair value in earning in the period the change occurs. The Statement permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights upon initial adoption, provided certain criteria are met. The effective date of SFAS 156 is as of the beginning of the first fiscal year that begins after September 15, 2006 and is not expected to have a material impact on the financial statements and the disclosure requirements in the notes to the financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.  FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return.  FIN 48 is effective beginning in the first quarter of fiscal year 2007.  Management does not expect that the provisions of FIN 48 will materially impact the Company’s results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements.  This statement will be effective for financial statements for the year ended December 31, 2008.  Management is currently evaluating the impact of this pronouncement on the Bank.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), Considering the Effects of Prior Year Misstatments When Quantifying Misstatements in Current Year Financial Statements, providing guidance on quantifying financial statement misstatement and implementation (e.g. restatement or cumulative effect to assets, liabilities, and retained earnings) when first applying this guidance.  SAB No. 108 is effective for fiscal years ending after November 15, 2006.  The Bank does not believe the guidance provided by SAB No. 108 will have a material effect on the Bank’s Statement of Financial Condition or Statement of Operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  This statement will be effective for financial statements for the year ended December 31, 2008.  Management is currently evaluating the impact of this pronouncement on the Bank.

(2)	Interest-Earning Deposits with Other Financial Institutions

The Bank had interest-earning deposits with other financial institutions of $123,000 with a weighted-average yield of 5.25% and $4,621,000 with a weighted average yield of 4.22% at December 31, 2006 and 2005, respectively.

(3)	Securities

The following is a summary of the investments categorized as available-for-sale and held-to-maturity at the amortized cost and approximate market values with gross unrealized gains and losses at December 31, 2006 and 2005:

(dollars in thousands)	December 31, 2006
		Gross	Gross
Investments – Available	Amortized	Unrealized	Unrealized	Fair
for sale	Cost	Gains	Losses	Value
Govt and Federal Agency Securities	$7,001	$-	$(58)	$6,943
Mortgage-backed securities	31,679	10	(570)	31,119
Collateralized mortgage obligations	4,333	13	(2)	4,344
	$43,013	$23	$(630)	$42,406

(dollars in thousands)	December 31, 2006
		Gross	Gross
Investments-Held to	Amortized	Unrealized	Unrealized	Fair
Maturity	Cost	Gains	Losses	Value
Govt and Federal Agency Securities	$100	$-	$-	$100
Mortgage-backed securities	1,421	-	(43)	1,378
Collateralized mortgage obligations	4,749	20	(19)	4,750
	$6,270	$20	$(62)	$6,228

(dollars in thousands)	December 31, 2005
		Gross	Gross
Investments – Available	Amortized	Unrealized	Unrealized	Fair
for sale	Cost	Gains	Losses	Value
Govt and Federal Agency Securities	$9,983	$-	$(151)	$9,832
Mortgage-backed securities	36,424	-	(684)	35,740
	$46,407	$-	$(835)	$45,572

(dollars in thousands)	December 31, 2005
		Gross	Gross
Investments-Held to	Amortized	Unrealized	Unrealized	Fair
Maturity	Cost	Gains	Losses	Value
Govt and Federal Agency Securities	$99	$-	$-	$99
Mortgage-backed securities	1,672	-	(47)	1,625
Collateralized mortgage obligations	5,460	18	(32)	5,446
	$7,231	$18	$(79)	$7,170

At December 31, 2006, the carrying amount of securities pledged to the Federal Home Loan Bank of San Francisco, to secure a borrowing facility, was $14,450,000.  The Bank had no borrowings outstanding at December 31, 2006 or December 31, 2005.  Additionally, at December 31, 2006, the carrying amount of securities pledged to the State of California Treasurer’s Office to secure deposits received from them was $34,126,000.  Of the $34,126,000 in pledged securities, $32,099,000 was designated available-for-sale and $2,027,000 was designated held-to-maturity.

The amortized cost and fair value of investment securities by contractual maturity and weighted average yields at December 31, 2006 are as follows below:

(dollars in thousands)

Held to Maturity	1Year or Less	Weighted Average Yield	After 1 Through 5 Years	Weighted Average Yield	After 5 Through 10 Years	Weighted Average Yield	After 10 Years	Weighted Average Yield	Total	Weighted Average Yield
US Government Agency	$100	4.68%	$-	-%	$-	-%	$-	-%	$100	4.68%
Mortgage-backed Securities	-	-	-	-	-	-	1,421	4.55	1,421	4.55
Collateralized Mortgage Obligations	-	-	-	-	-	-	4,749	5.09	4,749	5.09
Total	$100	4.68%	$-	-%	$-	-%	$6,170	4.97%	$6,270	4.96%

Available for Sale
US Government Agency	$6,943	3.68%	$-	-%	$-	-%	$-	-%	$6,943	3.68%
Mortgage-backed Securities	-	-	4,703	3.33	8,464	4.55	17,952	4.97	31,119	4.61
Collateralized Mortgage Obligations	-	-	-	-	1,601	5.55	2,743	5.38	4,344	5.45
Total	$6,943	3.68%	$4,703	3.33%	$10,065	4.71%	$20,695	5.03%	$42,406	4.54%

Information pertaining to securities with gross unrealized losses at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than Twelve Months		Over Twelve Months
	Gross		Gross
(dollars in thousands)	Unrealized	Fair	Unrealized	Fair
Investments-Available for Sale	Losses	Value	Losses	Value
U.S. Gov’t and Federal Agency Securities	$1	$1,999	$57	$4,943
FHLMC/FNMA – issued mortgage-backed securities	42	5,593	528	24,607
Collateralized mortgage obligations	2	893	-	-
Total securities available-for-sale	$45	$8,485	$585	$29,550

Investments-Held to Maturity
U.S. Gov’t and Federal Agency Securities	$-	$100	$-	$-
FHLMC/FNMA – issued mortgage-backed securities	-	-	43	1,378
Collateralized mortgage obligations	4	2,417	15	591
Total securities held-to-maturity	$4	$2,517	$58	$1,969

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial conditions and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

As of December 31, 2006, the market value of securities which have been in a continuous loss position for 12 months or more totaled $31.5 million, with unrealized losses of $643,000.  For investments in an unrealized loss position at December 31, 2006, the Bank has the intent and ability to hold these investments until the full recovery of their carrying value.  All individual securities that have been in a continuous loss position for 12 months or longer at December 31, 2006 had investment grade ratings upon purchase.  The issuers of these securities have not, to the Bank’s knowledge, established any cause for default on these securities and the various rating agencies have reaffirmed these securities’ investment grade status at December 31, 2006.  Therefore, none of the securities are considered other-than-temporarily impaired at December 31, 2006.

(4)	Loans

As of December 31, 2006 and 2005, gross loans outstanding totaled $128.1 million and $86.4 million, respectively within the following loan categories:

	December 31,
	2006		2005
	Amount	Percent	Amount	Percent
(dollars in thousands)	Outstanding	of Total	Outstanding	Of Total
Commercial (1)	$92,849	72.4%	$52,313	60.6%
Real estate mortgage (2)	25,438	19.9%	22,780	26.4%
Consumer and Other (3)	9,848	7.7%	11,275	13.0%
Loans, gross	128,135	100.0%	86,368	100.0%
Less - net unearned fee income	(155)		(216)
Less - allowance for loan losses	(1,668)		(1,164)
Loans, net	$126,312		$84,988

(1)	Unsecured commercial loan balances were approximately $33,091,000 and $28,501,000 at December 31, 2006 and 2005, respectively.
(2)	Real estate loans include commercial properties, multi-family residences and single-family residences.
(3)	Unsecured consumer loan balances were approximately $2,650,000 and $4,162,000 at December 31, 2006 and 2005, respectively.

There were no nonaccrual loans at December 31, 2006 and 2005.

The following is a summary of activity for the allowance for loan losses for the periods ended December 31, 2006, 2005, and 2004.

	December 31,
(dollars in thousands)	2006	2005	2004
Beginning balance	$1,164	$335	$-
Provision for loan losses	504	829	335
Charge off’s	-	-	-
Recoveries	-	-	-
Ending balance	$1,668	$1,164	$335

An allowance for losses on undisbursed commitments to extend credit of $127,000 and $193,000 at December 31, 2006 and 2005, respectively, is primarily related to commercial and home equity lines of credit and letters of credit which amounted to $52,066,000 and $40,264,000 at December 31, 2006 and 2005, respectively. The inherent risk associated with the loan is evaluated at the same time the credit is extended. However, the allowance held for the commitments are reported in other liabilities within the accompanying Statements of Financial Condition, and not as part of the allowance for loan losses in the above table.

(5)	Related Party Transactions

In the normal course of business, the Bank may make loans to officers and directors as well as loans to companies and individuals affiliated with or guaranteed by officers and directors of the Bank. Such loans are made in the ordinary course of business at rates and terms no more favorable than to those offered to other customers with similar credit standings not affiliated with the Bank. The outstanding balances for these loans were $11,258,000 and $9,054,000 at December 31, 2006 and 2005, respectively.

The following is a summary of related party loan activity for the years ended December 31, 2006 and 2005:

	December 31,
(dollars in thousands)	2006	2005
Beginning Balance	$9,054	$5,830
Credits granted	3,462	4,590
Repayments	(1,258)	(1,366)
Ending Balance	$11,258	$9,054

Deposits by officers and directors of the Bank at December 31, 2006 and 2005 amounted to approximately $9.9 million and $18.2 million, respectively.

(6)	Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. The depreciation and amortization are computed on a straight line basis over the lesser of the lease term, or the estimated useful lives of the assets, generally three to ten years.

Premises and equipment at December 31, 2006 and 2005 are comprised of the following:

	December 31,
(dollars in thousands)	2006	2005
Leasehold improvements	$478	$467
Furniture & equipment	912	822
Total	1,390	1,289
Accumulated depreciation	(681)	(422)
Premises and equipment, net	$709	$867

Depreciation and amortization for the years ended December 31, 2006, 2005, and 2004 amounted to $259,000, $237,000, and $185,000, respectively.

(7)	Commitment and Contingencies

Commitments to Extend Credits

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve various levels and elements of credit and interest rate risk in excess of the amount recognized in the accompanying financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank had $47,459,000 and $36,192,000 in commitments to extend credit to customers and $4,607,000 and $4,072,000 in standby/commercial letters of credit at December 31, 2006 and 2005, respectively.  The Bank also guarantees the outstanding balance on credit cards offered at the Bank, but underwritten by another financial institution.  The outstanding balance on these credit cards were $23,000 as of December 31, 2006.

Lease Commitments

The Bank leases office premises under an operating lease that will expire in June 2014. Rental expense was $652,000, $376,000, and $313,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

The projected minimum rental payments under the term of the lease at December 31, 2006 are as follows:

Year ending December 31
2007	$479,539
2008	482,475
2009	493,418
2010	504,328
2011	507,595
Thereafter	1,341,631
$3,808,986

In April 2006, the Bank opened a loan production office in the South Bay area of Los Angeles County.  In December 2006, a decision was made to abandon the lease due to insufficient business generated and the weak sublease market in the area.  In December 2006, the Bank expensed approximately $174,000 in connection with the lease abandonment and included this in occupancy expenses.

Litigation

The Bank from time to time is party to lawsuits, which arise out of the normal course of business. At December 31, 2006 and 2005, the Bank did not have any litigation that will have a material impact on the Statements of Financial Condition or Statements of Operations.

Restricted Stock

The following table sets forth the Bank’s future restricted stock expense, assuming no forfeitures.  The amounts shown below include restricted stock granted in January 2007.

Year ending December 31
2007	$385,598
2008	318,903
2009	162,688
2010	4,972
$872,161

(8)	Deposits

The following table reflects the summary of deposit categories by dollar and percentage at December 31, 2006 and 2005:

	December 31, 2006		December 31, 2005
		Percent of		Percent of
(dollars in thousands)	Amount	Total	Amount	Total
Non-interest bearing demand deposits	$29,929	20.6%	$26,048	24.3%
Interest bearing demand deposits	4,348	3.0%	6,140	5.7%
Savings and money market demand deposits	30,977	21.4%	38,078	35.6%
Certificates of deposit	79,833	55.0%	36,824	34.4%
	$145,087	100.0%	$107,090	100.0%

The aggregate amount of certificates of deposits of $100,000 or more at December 31, 2006 and 2005 was $61,629,000 and $35,621,000. At December 31, 2006, the Bank had four deposit accounts with the State of California Treasurer’s Office for a total of $30.0 million that represented 20.7% of total deposits.  Two State of California deposits totaling $10 million each mature on March 15, 2007 and April 5, 2007 and two totaling $5 million each mature on February 22, 2007 and June 22, 2007.

At December 31, 2006, the maturity distribution of certificates of deposit of  $100,000 or more was as follows: $55,805,000 maturing in six months or less and $5,824,000 maturing in six month to one year.

The table below sets forth the amount and remaining maturities of our certificates of deposit at December 31, 2006.

		Greater than
		six months
	Six months	through	Greater than
(dollars in thousands)	and less	one year	one year
0.00% to 2.99%	$1,388	$-	$-
3.00% to 3.99%	683	50	-
4.00% to 4.99%	10,264	-	-
5.00% to 5.50%	61,525	5,923	-
Total	$73,860	$5,973	$-

(9)	Borrowings

At December 31, 2006, the Bank had approximately $14 million in borrowing capacity at the Federal Home Loan Bank of San Francisco as well as $30 million in Federal fund lines of credit available with other correspondent banks in order to disburse loan commitments and to satisfy demands for deposit withdrawals. Each of these lines of credit is subject to conditions that the Bank may not be able to meet at the time when additional liquidity is needed.  The Bank did not have any borrowings outstanding at December 31, 2006 or 2005.

(10)	Other Operating Expenses

The following table summarizes the information regarding other operating expenses for the years ended December 31, 2006, 2005 and 2004.

(dollars in thousands)	2006	2005	2004
Provision for off-balance sheet commitments	$(66)	$145	$48
Loan expense	55	91	33
Insurance	81	71	47
Stationery and supplies	52	32	39
Telephone	75	54	28
Customer parking	56	42	21
Correspondent bank fees	20	42	16
Employee training	77	44	19
Regulatory assessments	75	52	20
Other expenses	365	208	156
Total other operating expenses	$790	$781	$427

(11)	Income Taxes

The major components of the net deferred tax assets at December 31, 2006 and 2005 are as follows:

(dollars in thousands)	2006	2005
Deferred tax assets:
Net operating losses	$1,445	$1,589
Pre-opening expenses	284	415
Accrual to cash adjustment	85	82
Provision for loan losses	684	477
Unrealized loss on AFS securities	249	342
Other	245	285
Total deferred tax assets	2,992	3,190
Total valuation allowance	(2,992)	(3,190)
Net deferred tax assets	$0	$0

The Bank has established a 100% valuation allowance against the net deferred tax assets. The Bank cannot presently be assured that all or some of the deferred tax asset will be realized based the pattern of historical losses incurred by the Bank. Although, the Bank reported net income of $145,000 in 2006, earnings were inconsistent from quarter to quarter, and there was a $591,000 net loss in the fourth quarter of 2006.  As of December 31, 2006, the Bank had net operating loss carryforwards of approximately $3,525,000.  For Federal tax purposes, the carryforwards expire beginning in 2024, and for California tax purposes, the carryforwards expire beginning in 2014.

A reconciliation of the amounts computed by applying the federal statutory rate of 34% for 2006, 2005, and 2004 to the income (loss) before income tax provision and the effective tax rate are as follows:

(dollars in thousands)	2006	2005	2004

Federal income tax (benefit) at statutory rate	$49	$(754)	$(959)
Changes due to:
State franchise tax, net of federal income tax	10	(155)	(197)
Valuation allowance	(59)	909	1,156
	$0	$0	$0

(12)	Regulatory Matters

The Bank is subject to the OCC regulations for minimum capital requirements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the financial statements of the Bank.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes that as of December 31, 2006 and 2005, the Bank met all capital adequacy requirements to which it is subject.

At December 31, 2006, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital ratios as of December 31, 2006 and 2005 are presented in the table below:

					To be Categorized
					Well Capitalized
			For Capital		Under Prompt
(dollars in thousands)	Actual		Adequacy Purposes		Corrective Measures
December 31, 2006:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio	$56,511	37.18%	$12,159	8.00%	$15,199	10.00%
Tier I Risk-Based Capital Ratio	$54,716	36.00%	$6,080	4.00%	$9,120	6.00%
Tier I Leverage Ratio	$54,716	28.08%	$7,793	4.00%	$9,741	5.00%

December 31, 2005
Total Risk-Based Capital Ratio	$55,298	51.30%	$8,624	8.00%	$10,780	10.00%
Tier I Risk-Based Capital Ratio	$53,950	50.05%	$4,312	4.00%	$6,468	6.00%
Tier I Leverage Ratio	$53,950	35.15%	$6,139	4.00%4.00%	$7,674	5.00%

Dividends

Our regulators have the authority to prohibit us from paying dividends, depending upon our financial condition, if such payment is deemed to constitute an unsafe or unsound practice. As a national bank, we must obtain the prior approval of the Comptroller to pay a dividend if the total of all dividends declared by us in any calendar year would exceed our net income for the year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or to fund the retirement of any preferred stock.

To date, we have not paid any cash dividends.  Payment of stock or cash dividends in the future will depend upon our earnings and financial condition and other factors deemed relevant by our board, as well as our legal ability to pay dividends.  Accordingly, no assurance can be given that any cash dividends will be declared in the foreseeable future.

(13)	Employee Benefit Plans

The Bank has a 401(k) plan for all employees and permits voluntary contributions of their salary on a pre-tax basis, subject to statutory and Internal Revenue Service guidelines. The contributions to the 401(k) plan are invested at the directions of the participant. The Bank matches 100% of the employee’s contribution up to the first 3% of the employee’s salary and 50% of the employee’s contribution up to the next 2% of the employee’s salary. The Bank expense relating to the contributions made to the 401(k) plan for the benefit of its employee’s for the years ended December 31, 2006 and 2005 were $104,000 and $80,000, respectively.

(14)	Stock Based Compensation

The Shareholders’ approved the adoption of a Founder Stock Option Plan and a Director and Employee Stock Option Plan on February 24, 2004. Option prices under the plans are determined at the fair market value of such shares at the date of grant and shall expire no later than ten years from the date of grant. Options may vest immediately or over various periods of up to four years, determined at the time the options are granted and expire ten years after the date of grant or 90 days following termination of service, if sooner.

On October 20, 2005, the Board authorized the acceleration of vesting on all of the unvested options in the 2004 Director and Employee Stock Option Plan in order to reduce the adverse impact of SFAS No. 123R. As a result of the vesting acceleration under APB No.25, the unvested 1.5 million of the 2.0 million options issued became exercisable immediately. However, as a condition of the acceleration, to avoid any unintended personal benefits to the Bank’s directors and executive officers and provide an incentive for continued contributions to the long-term operation of the Bank, 1st Century also imposed restrictions on the sale of the shares underlying the accelerated options held by directors and executive officers. These restrictions prevent the sale of any stock obtained through the exercise of the accelerated options prior to the lapse of the specified restriction periods that are intended to be equivalent to the original vesting schedules. Approximately 1.3 million options of the 1.5 million options accelerated are subject to restrictions on resale of any stock obtained through the exercise of the options. Also on October 20, 2005, the Board of Directors amended the 2005 Equity Incentive Plan that was previously approved by the shareholders on May 23, 2005. The amendment deleted Section 6 regarding stock appreciation rights and all other references to stock appreciation rights contained in the Equity Incentive Plan. During the years ended December 31, 2006 and 2005, non-cash stock compensation expenses of $29,000 and $196,000, respectively, were recognized due to the estimated compensation expense required by FASB Interpretation No. 44 for the stock options that were accelerated in October 2005..

The following table represents the status of all optioned shares and exercise price for both plans for the periods ended December 31, 2006, 2005, and 2004.

	2006		2005		2004
Founders Stock Option Plan	Number of	Weighted Avg	Number of	Weighted Avg	Number of	Weighted Avg
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price
Beginning Balance	138,700	$5.00	141,700	$5.00	-	-
Granted	-	-	-	-	141,700	$5.00
Exercised	3,000	$5.00	3,000	$5.00	-	-
Cancelled	-	-	-	-	-	-
Ending Balance	135,700	$5.00	138,700	$5.00	141,700	$5.00

The remaining contractual life of the Founders Stock Options outstanding was 7.07 and 8.16 years at December 31, 2006 and 2005, respectively. All options under the Founders Stock Option Plan were exercisable at December 31, 2006 and 2005.

	2006		2005		2004
Directors and Employee Stock	Number of	Weighted Avg	Number of	Weighted Avg	Number of	Weighted Avg
Option Plan	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price
Beginning Balance	1,990,654	$6.09	1,331,600	$5.05	-	-
Granted	-	-	731,554	$7.90	1,376,600	$5.05
Exercised	40,109	$5.74	34,000	$5.22	-	-
Cancelled	45,991	$7.03	38,500	$5.24	45,000	$5.00
Ending Balance	1,904,554	$5.64	1,990,654	$6.09	1,331,600	$5.05

The remaining contractual life of the Director and Employee Stock Options outstanding was 7.39 and 8.70 years at December 31, 2006 and 2005, respectively. All options with a weighted average exercise price of $5.64, as adjusted for the stock split, were exercisable at December 31, 2006. At December 31, 2005, all of the options were exercisable at the weighted average exercise price of $6.09, as adjusted for the stock split.

On October 20, 2005, the Bank granted 24,000 restricted stock awards to the directors with a vesting period of four months and 31,000 restricted stock awards to employees with a cliff vesting period of four years. On May 1, 2006, the Bank granted 26,500 restricted stock awards to the directors and 50,000 restricted stock awards to employees with a cliff vesting period of three years. Non-cash stock compensation expense recognized in the income statement related to the restricted stock awards was $181,000 in 2006 and $157,000 in 2005.

The following table details the amount shares authorized and available under the Plans as of December 31, 2006.

Shares Issued (1)	30% of Shares Issued (2)	Options Outstanding	Less Options Previously Exercised	Non-forfeited Restricted Shares Granted	Total Shares Available for Future Issuance
9,679,613	2,903,884	1,904,554	74,109	107,000	818,221

(1) Shares issued in the initial public offering and secondary offering totaled 5,280,000 and 4,399,613, respectively

(2) The number of shares authorized for awards of equity share options or awards of stock is limited to 30% of shares issued.

(15)	Estimated Fair Value Information

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many cases, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Estimated fair value amounts have been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment. Accordingly, the estimates presented are not necessarily indicative of the amounts the Bank could realize in a current market exchange.

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value are explained below.

Cash and cash equivalents

The carrying amounts are considered to be their estimated fair value because of the short-term maturity of these instruments which includes federal funds sold.

Interest-earning deposits in banks

The carrying amounts of interest-earning deposits maturing within ninety days approximate their fair values. Fair values of other interest-earning deposits are estimated using discounted cash flow analysis based on current rates of similar types of deposits.

Securities

For investment securities, the estimated fair values are based on quoted market prices obtained from independent pricing sources. For FRB and FHLB stock, the carrying amount is equal to the estimated fair value as the stock may be sold back to FRB or FHLB at the carrying value.

Loans, net

The fair value for loans with variable interest rates is the carrying amount. The fair value of fixed rate loans is derived by calculating the discounted value of future cash flows expected to be received by the various homogeneous categories of loans. All loans have been adjusted to reflect changes in credit risk.

Off-balance sheet credit-related instruments

The fair value of commitments, which include standby letters of credit and commercial letters of credit, are based upon fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The related fees are not considered material to the financial statements as a whole and the fair market value of the off-balance sheet credit-related instruments cannot be readily determined.

Deposits
The estimated fair value for the non-interest bearing deposits are considered to be equivalent to the carrying amount because the amounts can be withdrawn on demand.

The estimated fair value for the certificates of deposit accounts are considered to be equivalent to the carrying amount due to the fact that all mature within one year at December 31, 2006 and 99.8% of the certificates of deposit mature within one year at December 31, 2005.

Accrued Interest
The estimated fair value for both accrued interest receivable and accrued interest payable are considered to be equivalent to the carrying amounts.

The estimated fair value and carrying amounts of the financial instruments at December 31, 2006 and 2005 are as follows:
	2006		2005
(dollars in thousands)	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Assets
Cash and cash equivalents	$21,192	$21,192	$15,249	$15,249
Interest-earning deposits in banks	123	123	4,621	4,621
Investment securities	48,676	48,675	52,803	52,655
Federal Reserve Bank stock	1,649	1,649	1,610	1,610
Federal Home Loan Bank stock	868	868	461	461
Loans, net	126,312	127,263	84,988	84,818
Accrued interest receivable	908	908	677	677

Liabilities
Noninterest bearing deposits	$29,929	$24,379	$26,048	$26,048
Interest-bearing deposits	115,158	114,124	81,042	77,818
Accrued interest payable	295	295	88	88

(16)	Quarterly Data (unaudited)

The summary quarterly financial information set forth below is derived from our unaudited financial statements and in the opinion of management, includes all adjustments necessary for a fair presentation of the results for such periods.

	For the Three Months Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2006	2006	2006	2006	2005	2005	2005	2005	2004	2004	2004	2004 (1)
(dollars in thousands)
Total Interest Income	$3,399	$3,036	$2,742	$2,575	$2,195	$1,634	$1,161	$943	$707	$447	$188	$31
Total Interest Expense	1,145	728	622	537	388	248	256	147	133	85	30	1
Net Interest Income	2,254	2,308	2,120	2,038	1,807	1,386	905	796	574	362	157	30
Provision for Loan Losses	145	246	113	-	370	316	54	89	83	207	45	-
Net interest income after Provision	2,109	2,062	2,007	2,038	1,437	1,070	851	707	491	155	112	30
Noninterest income	76	56	54	23	32	36	19	12	10	7	1	-
Noninterest Expense	2,776	2,106	1,611	1,787	1,934	1,705	1,445	1,299	1,290	1,001	1,013	321
Income (loss) before income taxes	(591)	12	450	274	(465)	(599)	(575)	(580)	(789)	(840)	(900)	(291)
Income taxes	-	-	-	-	-	-	-	-	-	-	-	-
Net income (loss)	$(591)	$12	$450	$274	$(465)	$(599)	$(575)	$(580)	$(789)	$(840)	$(900)	$(291)

Per share data:
Net income (loss) per share – basic	$(0.06)	$(0.00)	$0.05	$0.03	$(0.04)	$(0.07)	$(0.10)	$(0.10)	$(0.15)	$(0.16)	$(0.17)	$(0.05)
Net income (loss) per share – diluted	$(0.06)	$(0.00)	$0.04	$0.03	$(0.04)	$(0.07)	$(0.10)	$(0.10)	$(0.15)	$(0.16)	$(0.17)	$(0.05)

(1) Reflects one month of operations for the quarter ended March 31, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and
Stockholders of 1st Century Bank, N.A.

We have audited the accompanying statements of financial condition of 1st Century Bank, N.A. (the “Bank”) as of December 31, 2006 and 2005, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Bank's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Century Bank, N.A. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payments.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Bank’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 13, 2007 expressed an unqualified opinion.

Woodland Hills, California
March 13, 2007